Exhibit 4.9
EXECUTION COPY
TERM FACILITY AGREEMENT
DATED as of December 17, 2010
BETWEEN
BANCO DE GALICIA Y BUENOS AIRES S.A.
AS BORROWER
AND
NEDERLANDSE FINANCIERINGS-MAATSCHAPPIJ
VOOR ONTWIKKELINGSLANDEN N.V.
AS LENDER

i

ii

THIS TERM FACILITY AGREEMENT (this “Agreement”) is dated as of December 17, 2010 and made between:
1.	BANCO DE GALICIA Y BUENOS AIRES S.A. (the “Borrower”), a sociedad anónima organized and existing under the laws of the Republic of Argentina; and
2.	NEDERLANDSE FINANCIERINGS-MAATSCHAPPIJ VOOR ONTWIKKELINGSLANDEN N.V. (“FMO”), a company limited by shares organized and existing under the laws of The Netherlands.
RECITALS
(A)	FMO is a development finance institution providing financing solutions for private companies in developing countries.
(B)
At the Borrower’s request, FMO is willing to make available a senior secured Dollar term loan facility to the Borrower in an aggregate principal amount of up to twenty million Dollars (US$20,000,000), subject to the terms and conditions set forth in this Agreement.

(C)	The sole purpose of the Facility is to permit the Borrower to provide long-term financing in the form of Eligible Sub-loans to Eligible Sub-borrowers, as more particularly specified in this Agreement.
IT IS AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION
1.1	Definitions
In this Agreement:
“Accounting Principles” means either (i) the International Financial Reporting Standards (IFRS) promulgated by the International Accounting Standards Board (“IASB”) (which include standards and interpretations approved by the IASB and International Accounting Standards issued under previous constitutions), together with its pronouncements thereon from time to time, and applied on a consistent basis; or (ii) generally accepted accounting principles for banking institutions in the Country, as established by the Central Bank, in each or either case, consistently applied.
“Act No. 24,441” means the Housing and Construction Funding Act No. 24,441 (Title III) of the Country.
“Adjusted Margin” means four and eighty one hundredths of one percent (4.80%) per annum.
“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company, provided that the Major Shareholder shall be deemed to be an Affiliate of the Borrower.
“Annual Environmental and Social Performance Report” means the annual environmental and social performance report in a form agreed between the Borrower and the Lender (as the same may be modified from time to time with the consent of FMO).

“Anti-Terrorism Laws” has the meaning given to that term in Section 4.1.24 (Anti-Terrorism Laws).
“Applicable Law” means any common or customary law, constitutional law, any statute, regulation, resolution, rule, ordinance, communiqué, enactment, judgment, order, code, decree, directive, requirement or other governmental restriction and any form or decision of or determination by or interpretation of any of the foregoing (whether or not having the force of law) by any Authority, now or hereafter in effect, in each case as amended, re-enacted or replaced from time to time.
“Applicable Margin” means, for any period that FMO has determined that a Margin Adjustment Period is in effect, the Adjusted Margin, and at all other times, the Base Margin.
“Argentine Peso” or “Peso” means the Argentine peso or, if different, the lawful currency from time to time of the Country.
“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement substantially in the form set out in SCHEDULE 3 (Form of Assignment and Assumption Agreement).
“Auditors” means PricewaterhouseCoopers, being an independent public accountant or such other independent public accountant appointed by the Borrower subject to Section 6.2.9 (Auditors).
“Authority” means any national, supranational, regional or local government or governmental, administrative, fiscal, judicial, or government-owned body, department, commission, authority, tribunal, agency or entity, or central bank (or any person, whether or not government owned and howsoever constituted or called, that exercises the functions of a central bank).
“Authorization” means an authorization, consent, approval, resolution, license, exemption, notice, filing, notarization or registration from, by or with any Authority, whether given by express action or deemed given by failure to act within any specified time period and all corporate, creditors’ and shareholders’ approvals, powers or consents.
“Authorized Representative” means, with respect to any person, the natural persons who are duly authorized to act on behalf of such person and, if applicable, whose names and a specimen of whose signatures appear on the Certificate of Incumbency and Authority most recently delivered by such person to FMO.
“Availability Period” means the period from and including the date of this Agreement to and including July 1, 2012.
“Available Facility” means, at any time before the end of the Availability Period, the amount of the Facility minus:
(a)	the amount of the outstanding Loan;
(b)	solely in relation to any proposed Utilization, the amount of any Utilizations that are due to be made on or before the proposed Utilization Date; and

(c)	any amount cancelled pursuant to Section 3.6.3 (Voluntary Cancellation).
“Banking Regulations” means the laws and regulations applicable to banking and financial institutions in the Country, including any rules, regulations and/or directives issued by the Central Bank or any other person that has authority to regulate the banking sector in the Country.
“Base Margin” means four and ninety-five one hundredths of one percent (4.95%) per annum.
“Basic Terms and Conditions of Employment” means the requirements on wage, working hours, labour contracts and occupational health & safety issues, stemming from ILO conventions 26 and 131 (on remuneration), 1 (on working hours) and 155 (on health & safety).
“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in New York, New York and in London, England.
“Cancellation Fee” means an amount equal to two percent (2.00%) of the aggregate principal amount to be cancelled.
“Central Bank” means Banco Central de la República Argentina, any other person from time to time exercising the functions of a central bank in the Country from time to time and/or any of their respective successors.
“Certificate of Incumbency and Authority” means a certificate in the form of SCHEDULE 5 (Form of Certificate of Incumbency and Authority).
“Client” means each client of the Borrower.
“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder, whether or not having the force of law.
“Collection Account” means the segregated, U.S. Dollar-denominated savings account established or to be established in the name of FMO with the Depositary Bank in Argentina for purposes of receiving payments under all Eligible Sub-loans constituting part of the Security in accordance with the Security Agreement.
“Commitment Fee” means the commitment fee payable to FMO pursuant to Section 3.7.1 (Commitment Fee).
“Compliance Certificate” means a certificate substantially in the form set out in SCHEDULE 4 (Form of Compliance Certificate), in form and substance satisfactory to FMO.
“Constitutive Documents” means, in respect of any company, corporation, partnership, enterprise, governmental agency or other entity, its foundation agreement or any other founding act, articles of incorporation and bylaws, memorandum and articles of association, statutes or similar instruments.

“Control” means, in relation to any person:
(a)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise), directly or indirectly, to:
(i)	cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of such person;
(ii)	appoint or remove all, or the majority, of the directors or other equivalent officers of such person; or
(iii)	give directions with respect to the operating and financial policies of the Borrower which the directors or other equivalent officers of such person are obliged to comply with; or
(b)
the holding, directly or indirectly, of more than one-half of the issued share capital of such person (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital);

provided that “Controlling” and “Controlled” have corresponding meanings.
“Core Labour Standards” means the requirements on child and forced labour, discrimination and freedom of association and collective bargaining, stemming from the ILO Declaration on Fundamental Principles and Rights at Work, adopted in 1998 and covering: (i) freedom of association and the right to collective bargaining, (ii) the elimination of forced and compulsory labour, (iii) the abolition of child labour and (iv) the elimination of discrimination in the workplace.
“Country” means the Republic of Argentina.
“Court Day” means a day (other than a Saturday or Sunday) on which commercial law courts are open for general judicial purposes in the City of Buenos Aires, Argentina (in relation to any action or judicial proceeding in Argentina).
“Default” means an Event of Default or any event or circumstance which would, with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing, become an Event of Default.
“Depositary Agreement” means the agreement between FMO, as depositor, and the Depositary Bank governed by Argentine law and establishing FMO’s ownership and control over the Collection Account, as such agreement may be amended, supplemented and otherwise modified from time to time (including pursuant to the Security Agreement), in form and substance satisfactory to FMO.
“Depositary Bank” means Banco de Galicia y Buenos Aires S.A., or such other bank or financial institution in the Country acceptable to FMO, at which the Collection Account is to be maintained for purposes of this Agreement and the other Finance Documents.
“Discharged Rights and Obligations” has the meaning assigned to that term in sub-Section 8.1.4(c) of Section 8.1.4 (Procedure for Transfer).
“Dispute” has the meaning assigned to that term in Section 8.12.1 (Submission to Arbitration).

“Dollar”, “U.S. Dollar”, “$”, “US$” and “USD” means the lawful currency of the United States of America.
“Eligible Sub-borrower” means a Sub-borrower which is not engaged in any Excluded Activity and which qualifies as a borrower under the current version of paragraphs 2.1.1 to 2.1.4 of Section 2 of the Rules on Credit Policy (‘Política de Crédito’) of the Central Bank.
“Eligible Sub-loan” means a Sub-loan made to an Eligible Sub-borrower, which: (i) is denominated and payable in Dollars, (ii) is made in the form of a book-entry mortgage backed debt security (‘letra hipotecaria escritural’), created and delivered fully in accordance with the terms of Act No. 24,441 and EO No. 780, and (iii) bears interest at rate not less than that which is from time to time payable by the Borrower in respect of the Loan under this Agreement .
“Eligible Sub-loan Report” means a report substantially in the form set out in SCHEDULE 10 (Form of Eligible Sub-loan Report), in form and substance satisfactory to FMO.
“Environmental and Social Action Plan”, or “ESAP”, means a comprehensive plan developed by the Borrower in consultation with the Environmental and Social Consultant dedicated to the systematic and structured improvement of environmental and social performance of the Borrower and its Clients, targeted to identify and manage environmental and social risks and opportunities in the loan and investment appraisal and management processes, integrated in the Borrower’s organizational structure, planning activities, responsibilities, practices, procedures, processes and resources, and satisfactory to FMO for:
(a)	assuring compliance with Sub-clause 6.2.8 (Excluded Activities);
(b)	assessing the environmental, social, labour, occupational health and safety risks associated with the Borrower and each Client;
(c)	verifying that the Borrower and each Client complies with the Environmental and Social Requirements; and
(d)	monitoring, evaluating and reporting on the compliance of the Borrower and all Clients with the Environmental and Social Requirements.
“Environmental and Social Claim” means any claim, proceeding or investigation by a person in respect of an Environmental Law or Social Law.
“Environmental and Social Consultant” means an environmental and social consultant appointed by the Borrower and approved by FMO for purposes of developing and implementing an Environmental and Social Action Plan, or such successor environmental and social consultant as may be appointed from time to time by the Borrower with the consent of FMO.
“Environmental and Social Permit” means any permit, license, consent, approval and other authorization and the filing of any notification report or assessment required under any Environmental Law or Social Law for the operation of the business of the Borrower or any Client.
“Environmental and Social Requirements” means all applicable Environmental Laws, Social Laws and Environmental and Social Permits.

“Environmental Law” means any law, rule or regulation (including international treaty obligations) applicable in any jurisdiction concerning environmental matters and natural resource management.
“EO 780” means the Executive Order No. 780/95 of the Country.
“ERISA” means the Employee Retirement Security Act of 1974, as amended from time to time and the regulations promulgated and rulings issued thereunder.
“ERISA Plan” has the meaning assigned to that term in Section 4.1.20 (No ERISA Plans).
“Event of Default” means any event or circumstance specified as such in Section 7 (Events of Default).
“Excluded Activity” means any activity identified in Schedule 9 (Excluded Activities).
“Facility” means the term facility made available under this Agreement as described in Section 3.1 (The Facility).
“Finance Document” means each of this Agreement, each Note, each Security Document and any other document designated as such by FMO and the Borrower.
“Financial Indebtedness” means any indebtedness for or in respect of:
(a)	moneys borrowed;
(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;
(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a finance or capital lease;
(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
(f)
any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;
(h)	any amount raised by the issue of redeemable shares;
(i)	any amount of any liability under an advance or deferred purchase agreement if one of the primary reasons behind the entry into this agreement is to raise finance;

(j)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing; and
(k)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.
“Financial Statements” means, in relation to the Borrower, the audited consolidated financial statements of the Borrower for the financial year ended December 31, 2009, prepared in accordance with the Accounting Principles.
“First Currency” has the meaning assigned to that term in Section 3.11.1 (Currency Indemnity).
“Fixed Rate Swap Equivalent” means for each Installment, the Interbank Market Fixed Rate in respect of a specified maturity matching the Tenor of that Installment and if there is no maturity matching the Tenor of that Installment, the various rates shall be interpolated in accordance with Section 3.3.2(c).
“Fixed Rate Utilization” has the meaning assigned to that term in Section 3.3.8(a).
“FMO Break Costs” means the amount (if any) by which:
(a)
the interest which FMO should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the Loan or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:
(b)
the amount which FMO would be able to obtain by placing an amount equal to the Loan or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Foreign Exchange Restriction Event” means: (a) any present or future Applicable Law, rule, directive, order or regulation or change therein, or any interpretation thereof, or any other act or series of acts or an omission or series of omissions by any Authority having the effect of impeding, restricting, preventing or prohibiting the exchange of Pesos or the transfer of Pesos or Dollars outside the Country, (b) the refusal by entities authorized under the laws of the Country to operate in the foreign exchange markets to exchange Pesos for Dollars or to transfer them abroad, (c) the requirement of approval by any Authority for any transfer of Dollars outside the Country or for any other payment to be made under this Agreement by the Borrower, (d) the unavailability of Dollars in any exchange market of the Country for transfer outside the Country, or (e) any moratorium imposed by any Authority on any payment or remittance outside the Country.
“Front-end Fee” means the front-end fee payable to FMO pursuant to Section 3.7.2 (Front-end Fee).
“Group” means the Borrower and each of its Subsidiaries (if any) and other Affiliates from time to time.

“Holding Company” means, in relation to the Borrower, any other company or corporation in respect of which it is a Subsidiary.
“ILO” means the International Labour Organisation, the tripartite United Nations agency which brings together governments, employers and workers of its member states in common action to promote decent work throughout the world.
“Increased Costs” means:
(a)	a reduction in the rate of return from the Facility or on FMO’s overall capital;
(b)	an additional or increased cost; or
(c)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by FMO to the extent that it is attributable to FMO having entered into a commitment or funding or performing its obligations under any Finance Document.
“Installment” means the pro-rata amount of each Utilization that falls due on each of the Repayment Dates set out in Section 3.5.1 (Repayment of Loan).
“Installment Weight” means in relation to each Installment, its weight in relation to the Utilization of which it forms part, calculated using the product of its amount and Tenor divided by the sum of the products of all the amounts of all Installments in that Utilization and their respective Tenors as set out in the following formula:
Installment Weight = (A1 x T1) ÷ [the sum of (A1 x T1) + (A2 x T2) + (A“n” x T“n”)]
where
(i)	A1 is the amount of the Installment of which the weight is being calculated;
(ii)	T1 is the Tenor of the Installment of which the weight is being calculated;
(iii)	From A1 to and including A“n” is the amount of each of the Installments in the relevant Utilization; and
(iv)	From T1 to and including T“n” is the Tenor of each of the Installments in the relevant Utilization.
“Interbank Market Fixed Rate” means the rate determined by the International Swap and Derivatives Association Inc. (ISDA) for receiving interest at LIBOR as published by Bloomberg Financial Markets Service on the page ISDAFIX 1 or any successor page thereto.
“Interest Payment Date” means each January 15 and July 15 of each year.
“Interest Period” means, in relation to any Utilization, each period determined in accordance with Section 3.3.4 (Duration of Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Section 3.4 (Default Interest).
“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

“Lender” means (a) FMO and (b) any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Section 8.1.1 (Assignments by Lender), and the term “FMO”, when used in this Agreement, shall be deemed to include any Lender.
“LIBOR” means, in relation to any Utilization:
(a)	the applicable Screen Rate; or
(b)
(if no Screen Rate is available for the Interest Period of the relevant Utilization) the arithmetic mean of the rates (rounded upwards to the nearest three decimal points) as supplied to FMO at its request quoted by the Reference Banks, to leading banks in the London interbank market, as at 11:00 am, London, England time, on the Quotation Day for the offering of deposits in Dollars for a period comparable to the Interest Period for that Utilization, provided that solely for purposes of any determination of LIBOR to be made pursuant to Section 3.3.8 (Fixed Interest Rate Option), the term “LIBOR” shall mean the British Bankers’ Association London interbank offered rate for deposits in Dollars displayed on the appropriate page of the Reuters screen.
“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of agreement or arrangement having a similar effect, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.
“Loan” means the loan made or to be made under the Facility or the principal amount outstanding under the Facility from time to time.
“Loan Consolidation Date” means the earliest of (i) the first Interest Payment Date after the Facility has been fully disbursed (ii) the first Interest Payment Date after the last day of the Availability Period and (iii) the date on which the non-utilized balance of the Available Facility has been cancelled pursuant to Section 3.6.1 (Illegality), Section 3.6.2 (Change of Control), Section 3.6.3 (Voluntary Cancellation) or Section 7.2 (Acceleration).
“Loan Fixed Interest Rate” means, beginning on the Loan Consolidation Date, the rate at which interest is payable on the total amount of the Fixed Rate Utilizations, as determined in accordance with Section 3.3.8(d).
“Local Currency” means the Argentine Peso and/or any other lawful currency of the Country.
“Major Shareholder” means Grupo Financiero Galicia S.A., a sociedad anónima organized and existing under the laws of the Republic of Argentina.
“Mandatory Cost” means in relation to FMO in respect of any Interest Period for a Utilization, the cost to FMO of compliance with the requirements of the European Central Bank, determined in accordance with ANNEX B (Mandatory Cost Formula) (any such cost, for the purposes of this Agreement, to be represented by the percentage rate notified by FMO prior to the last day of the relevant Interest Period).

“Margin Adjustment Period” means any period commencing on the first day of the first Interest Period to commence after FMO has determined in its discretion that the conditions set forth in Section 3.3.1(b) and (c) for application of the Adjusted Margin have been satisfied, and ending on the first day of any Interest Period in which FMO has determined in its discretion that the conditions set forth in Section 3.3.1(b) and (c) for application of the Adjusted Margin are not satisfied.
“Margin Stock” has the meaning given to that term in Regulations T, U and X issued by the Board of Governors of the United States Federal Reserve System.
“Market Disruption Event” means:
(a)
at or about 11:00 am, two (2) Business Days before the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to FMO to determine LIBOR for Dollars and the relevant Interest Period; or

(b)
before close of business in London, England on the Quotation Day for the relevant Interest Period, FMO determines that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR.

“Material Adverse Effect” means a material adverse effect on:
(a)	the business, operations, property, condition (financial, environmental, social or otherwise) or prospects of the Borrower or the reputation of FMO;
(b)	the ability of the Borrower to perform its obligations under the Finance Documents; or
(c)
the validity or enforceability of the Finance Documents or the rights, benefits or remedies or priorities of the Lender arising out of, under, in connection with, or relating to any Finance Document or otherwise; or

(d)	the validity, enforceability, perfection, priority or value of the Security; or
(e)
the international or local financial markets that, in the sole opinion of the Lender, materially affects the Lender’s ability to fund the Loan during the Availability Period or the Borrower’s ability to perform its obligations under any Finance Document at any time.

“Monitoring Fee” means the monitoring fee payable to FMO pursuant to Section 3.7.3 (Monitoring Fee).
“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
(a)
if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month;
provided that the above rules will only apply to the last Month of any period.

“New Lender” has the meaning assigned to that term in Section 8.1.1 (Assignments by Lender).
“New York” means the State of New York, United States of America.
“Note” means each acknowledgement of debt (‘reconocimiento de deuda’) or promissory note (‘pagaré’), as the case may be, issued or to be issued in accordance with Section 3.13 (Evidence of Debt), in the form of Schedule 8 (Form of Note) (together with any changes as may be agreed by the parties thereto prior to the execution thereof), and each acknowledgement of debt or promissory note delivered in substitution or exchange therefor, in each case in form and substance satisfactory to FMO.
“Official” means any officer of a political party or candidate for political office in the Country or any officer or employee of the government of the Country (including any legislative, judicial, executive or administrative department, agency or instrumentality thereof) or of a bilateral or multilateral agency, export credit agency or any other international organization.
“Participating Member State” means any member state of the European Communities that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.
“Party” means a party to this Agreement.
“Permitted Liens” means:
(a)	the Security;
(b)	Liens for Taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 6.1.5 (Taxation);
(c)
Liens imposed by operation of law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens or any Lien arising in the ordinary course of business securing obligations that are not overdue for a period of more than thirty (30) days;

(d)	Liens in favor of the Central Bank securing short-term liquidity loans made to the Borrower by the Central Bank;
(e)	Liens to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; and
(f)
easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes;

but in each case only to the extent that such Liens do not, and are not reasonably likely to, have a Material Adverse Effect.
“Prepayment Fee” means an amount equal to two percent (2.00%) of the aggregate principal amount to be prepaid.

“Prohibited Payment” means any offer, gift, payment, promise to pay or authorization of the payment of any money or anything of value, directly or indirectly, to or for the use or benefit of any Official (including to or for the use or benefit of any other person if the Borrower knows, or has reasonable grounds for believing, that the other person would use such offer, gift, payment, promise or authorization of payment for the benefit of any such Official), for the purpose of influencing any act or decision or omission of any Official in order to obtain, retain or direct business to, or to secure any improper benefit or advantage for, the Borrower or any other person, provided that any such offer, gift, payment, promise or authorization of payment shall not be considered a Prohibited Payment if, in FMO’s opinion, it (i) is lawful under applicable written laws and regulations or (ii) is made for the purpose of expediting or securing the performance of a routine governmental action (as such term is construed under Applicable Law).
“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two (2) Business Days before the first day of that period unless market practice differs in the Relevant Interbank Market, in which case the Quotation Day will be determined by FMO in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days), provided that in relation to any determination of a Utilization Fixed Interest Rate pursuant to Section 3.3.8(c), the term “Quotation Day” means two (2) Business Days before the proposed Utilization Date on which the applicable Utilization Fixed Interest Rate is determined pursuant to Section 3.3.8(c).
“Redeployment Cost” has the meaning given to that term in Section 3.3.8(h).
“Reference Banks” means three leading commercial banks active in the Relevant Interbank Market selected by FMO.
“Relevant Interbank Market” means the London interbank market.
“Repayment Date” means each of the dates specified in Section 3.5.1 (Repayment of Loan) as Repayment Dates.
“Repayment Installment” means each installment for repayment of the Loan referred to in Section 3.5.1 (Repayment of Loan).
“Repeating Representations” means all the representations set out in Section 4.1 (Representations and Warranties).
“Rules” has the meaning assigned to that term in Section 8.12.1 (Submission to Arbitration).
“Screen Rate” means in relation to LIBOR, the British Bankers Association Interest Settlement Rate for Dollars for the relevant period, displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, FMO may specify another page or service displaying the appropriate rate after consultation with the Borrower.
“Second Currency” has the meaning assigned to that term in sub-Section 3.11.1 of Section 3.11 (Currency Indemnity).

“Security” means the security created by or pursuant to the Security Documents to secure all outstanding amounts owing by the Borrower to the Lender(s) under the Finance Documents and such other obligations as may be contemplated by the terms of such Security Documents.
“Security Agreement” means the pledge agreement between the Borrower and FMO governed by Argentine law, granting in favor of FMO a first priority perfected pledge over all of the Borrower’s right, title and interest in, to and under Eligible Sub-loans made or to be made from time to time utilizing the proceeds of the Loan and any notes, instruments, guarantees, collateral or other ancillary rights relating thereto, as the same may be amended, supplemented or otherwise modified from time to time, in form and substance satisfactory to FMO.
“Security Document” means each of the Security Agreement, the Depositary Agreement and each other document listed in Annex D (Security Documents), all on terms and conditions, and in form and substance, satisfactory to FMO.
“Social Law” means any law, rule or regulation (including international treaty obligations) applicable in any jurisdiction concerning (i) labour, (ii) social security, (iii) the regulation of industrial relations (between government, employers and employees), (iv) the protection of occupational as well as public health and safety, (v) the regulation of public participation, (vi) the protection and regulation of ownership of land rights (both formal and traditional), immovable goods and intellectual and cultural property rights, (vii) the protection and empowerment of indigenous peoples or ethnic groups, (viii) the protection, restoration and promotion of cultural heritage and (ix) all other laws, rules and regulations providing for the protection of employees and citizens.
“Sub-borrower” means a client of the Borrower under any Sub-loan.
“Sub-loan” means each loan, credit facility or other extension of credit made or made available by the Borrower, as lender, to its clients, as borrowers.
“Subsidiary” means in relation to any company or corporation, any person:
(a)	which is Controlled, directly or indirectly, by the first mentioned company or corporation;
(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly by the first mentioned company or corporation; or
(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation.
“Sum” has the meaning assigned to that term in sub-Section 3.11.1 of Section 3.11 (Currency Indemnity).
“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by the Borrower to FMO under Section 3.9.1 (Tax Gross-up) or a payment under Section 3.9.2 (Tax Indemnity).
“Tenor” means in relation to each Installment, the period beginning on the Utilization Date of the relevant Utilization of which the Installment forms part and ending on the Repayment Date of that Installment.
“Termination Date” means January 15, 2017.
“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Finance Documents.
“Utilization” means the disbursement of a portion of the Loan as requested in a Utilization Request or, as the context requires, the principal amount thereof outstanding from time to time.
“Utilization Date” means the date of any Utilization, being the date on which the relevant Utilization is to be made.
“Utilization Fixed Interest Rate” means, with respect to any Utilization of a Fixed Rate Utilization, the rate at which interest is payable on that Utilization during the period prior to the Loan Consolidation Date, as determined in accordance with Section 3.3.8(c) (Calculation of Interest).
“Utilization Receipt” means a notice substantially in the form set out in SCHEDULE 2 (Form of Utilization Receipt).
“Utilization Request” means a notice substantially in the form set out in SCHEDULE 1 (Form of Utilization Request).
“VAT” means value added tax or tax of a similar nature in any relevant jurisdiction.
“Weighted Average Swap Rate” means in relation to each Utilization the weighted average of the Fixed Rate Swap Equivalents being the sum of all Installment Weights in that Utilization multiplied by their respective Fixed Rate Swap Equivalents.
1.2	Financial Definitions
“Adjusted Interest Rate Gap” means for any time period listed in the first column of the following chart (each, a “Time Period”), the result obtained by multiplying:
(a)	the Interest Rate Gap for such Time Period;

by

(b)	the weighting factor listed opposite such Time Period in the following chart (the “Weighting Factor”).

Time Period	Weighting Factor
from 0 to and including 180 days	1.0%
greater than 180 days, to and including 365 days	3.5%
greater than 365 days, to and including 3 years	8.0%
greater than 3 years, to and including 5 years	13.0%
greater than 5 years, to and including 10 years	18.0%
greater than 10 years	20.0%
“Basel Capital Accord” means the Report on International Convergence of Capital Measurement and Capital Standards dated July 1988 of the Basel Committee on Banking Regulations and Supervisory Practices, as amended or supplemented from time to time, together with the pronouncements of the Basel Committee on Banking Supervision thereon from time to time.
“Capital Adequacy Ratio” means the result (expressed as a percentage) obtained by dividing:
(a)	Total Capital; by
(b)
the aggregate of on-balance sheet and off-balance sheet assets of the Borrower weighted for credit risk, in accordance with the provisions of the Basel Capital Accord and in accordance with SCHEDULE 11.

“Cash Collateral” means cash on account deposited by third parties as collateral for loans or other credit facilities provided by the Borrower.
“Cost to Income Ratio” means the result obtained by dividing:
(a)	Operational Cost; by
(b)	Operational Income.
“Economic Group” means, with respect to any person, all persons that are Affiliates or Related Parties or Linked Parties of such person.
“Economic Group Exposure Ratio” means the result (expressed as a percentage) obtained by dividing:
(a)	the Exposure of the Borrower to any person or Economic Group; by
(b)	Total Capital.
“Exposure” means with respect to any person or Economic Group, the aggregate of all on-balance sheet assets (including equity) and off-balance sheet commitments and contingencies of the Borrower to such person or Economic Group, less any related Cash Collateral.
“Foreign Exchange Assets” means the aggregate amount of all assets of the Borrower denominated in a currency other than Local Currency.
“Foreign Exchange Liabilities” means the aggregate amount of all liabilities of the Borrower denominated in a currency other than Local Currency.

“Interest Rate Gap” means, for any Time Period (as set forth in the definition of Adjusted Interest Rate Gap), the difference between: (i) on- and off-balance sheet assets repricing or maturing in such Time Period, and (ii) on- and off-balance sheet liabilities maturing or repricing in such Time Period.
“Interest Rate Risk Ratio” means, for each Time Period, the result (expressed as a percentage) obtained by dividing:
(a)	the Adjusted Interest Rate Gap for such Time Period; by
(b)	Total Capital.
“Linked Party” means with respect to any person (“Person A”), each of the following:
(a)
each other person who has received a loan or other extension of credit from the Borrower and has provided proceeds of any loan or extension of credit or assets purchased with the proceeds of any loan or extension of credit to Person A in a transaction that is not an arm’s length arrangement; or

(b)
each other person who has received a loan or other extension of credit from the Borrower and has a financial interest in a common enterprise with Person A, where a common enterprise is deemed to exist when the expected source of repayment is the same for their respective loans or extensions of credit and neither Person A nor the other person has another source of income from which the loan and such person’s other financial obligations may be fully repaid; and it is understood that an employer will be treated as the source of repayment for credit to an employee of such employer under this clause (b) so that any employee shall be considered a Linked Party of its employer if such employer has received a loan or other extension of credit from the Borrower.

“Loan Loss Reserve” or “LLR” means the total reserve established by the Borrower to cover potential losses in the Borrower’s outstanding loans or other credit facilities.
“Non-performing Loans” or “NPL” means the aggregate of all loans and other credit facilities provided by the Borrower (including any such loans or credit facilities which have been classified as restructured or refinanced) where one or more repayment instalments are overdue by ninety (90) days or more.
“Open Loan Exposure Ratio” means the result (expressed as a percentage) obtained by dividing:
(a)	(i) the total principal balance of Non-performing Loans; less (ii) the total principal balance Loan Loss Reserve; less (iii) Cash Collateral; by
(b)	Total Capital.
“Operational Costs” means the Borrower’s:
(a)	personnel costs;
(b)	administrative costs;

(c)	overhead costs; and
(d)	depreciation, excluding
(e)	provisions.
“Operational Income” means the Borrower’s:
(a)	interest income; less
(b)	the Borrower’s interest costs; plus
(c)	its other operational income.
“Related Party” means, with respect to any person, each of the following:
(a)	each member of that person’s board of directors, supervisory board or equivalent body;
(b)	each member of such person’s senior management;
(c)	each person holding, directly or indirectly, more than five percent (5%) of the voting or non-voting share capital of such person;
(d)	each of the parents, children and siblings of any person referred to in any of paragraphs (a) through (c) above;
(e)	each of the spouses of any person referred to in any of paragraphs (a) through (d) above; and
(f)	each of the Affiliates and Linked Parties of any person referred to in any of paragraphs (a) through (e) above.
“Total Assets” means the total assets of the Borrower, determined in accordance with Accounting Principles.
“Total Capital” means the Borrower’s “Responsabilidad Patrimonial Computable” as defined by the regulations of the Central Bank as in effect on the date of this Agreement.
“Un-hedged Open Foreign Currency Position” means, in respect of a certain currency, the aggregate amount by which the Foreign Exchange Liabilities exceed the Foreign Exchange Assets (including VAT in each case) in the relevant currency (whether that position is long or short) to the extent it is not hedged through a foreign exchange cover, hedging facility or any similar arrangement.

1.3	Financial Calculations
1.3.1
All financial calculations to be made under, or for the purposes of, this Agreement and any other Finance Document or in any certificate or other document made or delivered pursuant hereto or thereto shall be made in accordance with the Accounting Principles.

1.3.2
Except as otherwise expressly required, all financial calculations shall be made from the then most recently issued quarterly financial statements which the Borrower is obligated to furnish to FMO pursuant to the applicable provisions of this Agreement; provided that, where quarterly financial statements are used for the purpose of making financial calculations and those statements are with respect to the last quarter, then, at FMO’s option, such calculations may instead be made from the audited financial statements for the relevant financial year.

1.3.3
If a Material Adverse Effect in the financial condition of the Borrower has occurred after the end of the period covered by the financial statements used to make the relevant financial calculations, such Material Adverse Effect shall also be taken into account in calculating the relevant figures.

1.3.4
If a financial calculation is to be made under or for the purposes of this Agreement or any other Finance Document on a consolidated basis, that calculation shall be made by reference to the sum of all amounts of similar nature reported in the relevant financial statements of each of the entities whose accounts are to be consolidated with the accounts of the Borrower plus or minus the consolidation adjustments customarily applied to avoid double counting of transactions among any of those entities, including the Borrower.

1.4	Construction
1.4.1	Unless a contrary indication appears any reference in this Agreement to:
(a)	“FMO”, or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(b)	“assets” includes present and future properties and rights of every description;

(c)
a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, amended and restated, novated, supplemented or otherwise modified from time to time;

(d)	“includes” or “including” shall not be limiting and shall be construed as if followed by the words “without limitation”;

(e)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(f)
a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) of two or more of the foregoing;

(g)
phrases such as “satisfactory to FMO”, “approved by FMO”, “acceptable to FMO”, “in FMO’s discretion”, “determined by FMO”, “in the opinion of FMO” and phrases of similar import authorize and permit FMO, or any agent acting on behalf of FMO, as the case may be, to approve, disapprove, determine, act or decline to act in its sole discretion;

(h)
a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organization;

(i)
“acting in concert” means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition by any of them, either directly or indirectly, of shares in the Borrower, to obtain or consolidate Control of the Borrower;

(j)	a provision of law is a reference to that provision as amended or re-enacted; and

(k)	unless otherwise indicated, a time of day is a reference to London time.
1.4.2	Section, Annex and Schedule headings are for ease of reference only.

1.4.3
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.4.4	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived.
2.	PURPOSE

The Loan to be made pursuant to this Agreement by FMO to the Borrower under the Facility shall be exclusively applied by the Borrower to provide long-term financing in the form of Eligible Sub-loans to Eligible Sub-borrowers in accordance with this Agreement.

3.	THE FACILITY

3.1	The Facility

Subject to the terms of this Agreement, FMO hereby makes available to the Borrower a Dollar term loan facility in an aggregate principal amount of up to twenty million Dollars (US$20,000,000).

3.2	Procedure for Utilization
3.2.1	The Borrower may utilize the Facility by delivery to FMO of a duly completed Utilization Request not later than ten (10) Business Days before the proposed Utilization Date.
3.2.2	Each Utilization Request is irrevocable and will not be regarded as having been duly completed unless:
(a)	the proposed Utilization Date is a Business Day within the Availability Period; and

(b)	the terms, currency and amount of the Utilization comply with sub-Section 3.2.4 through sub-Section 3.2.6 (inclusive) of this Section 3.2.
3.2.3	Only one Utilization may be requested in each Utilization Request.
3.2.4	The currency specified in a Utilization Request must be Dollars.
3.2.5
The amount of the proposed Utilization must be an amount: (a) which is not more than the Available Facility, and (b) which is a minimum of two million Dollars (US$2,000,000) or if less, the Available Facility.

3.2.6
The Utilization Request shall irrevocably specify whether the requested Utilization shall bear interest at a variable interest rate determined in accordance with Section 3.3.1 or at a fixed interest rate determined in accordance with Section 3.3.8, provided that if no interest rate basis is specified for the requested Utilization, the Borrower shall be deemed to have requested a Utilization bearing interest at a variable interest rate determined in accordance with Section 3.3.1.

3.2.7	The Borrower may not deliver more than three (3) Utilization Requests for a Utilization of the Loan under this Agreement. Not more than three (3) Utilizations may be made under this Agreement.
3.2.8
Promptly (and in any event within two (2) Business Days) following receipt of the proceeds of a Utilization, the Borrower shall deliver a duly executed Utilization Receipt confirming to FMO its receipt of the proceeds of the relevant Utilization and the amount of the relevant Utilization.

3.3	Interest
3.3.1	Calculation of Interest
(a)
Subject to Section 3.3.1(d) and to Section 3.3.8 (Fixed Interest Rate Option), the rate of interest on each Utilization (other than a Fixed Rate Utilization) for each Interest Period is the percentage rate per annum which is the aggregate of the then current:

(i)	Applicable Margin;

and

(ii)	LIBOR.
(b)
If, at any time prior to the second anniversary of the date of this Agreement, the Borrower believes in good faith that it has developed, adopted and implemented an Environmental and Social Management Plan meeting the requirements established by the Environmental and Social Consultant, the Borrower may (if no Event of Default has occurred and is continuing) by written notice to FMO, request that FMO confirm that it is satisfied in its discretion with the Borrower’s development, adoption and implementation of the Environmental and Social Action Plan. Following receipt of such a notice from the Borrower, FMO may (at the expense of the Borrower) dispatch an environmental and social specialist acceptable to, and selected by, FMO to perform a site visit to investigate and, if possible, confirm whether the Borrower has implemented a satisfactory Environmental and Social Management Plan, and is otherwise in compliance with its environmental and social obligations under the Finance Documents.

(c)
If, following the results of its investigation (but prior to the second anniversary of the date of this Agreement), FMO is satisfied, in its sole discretion, (i) with the Borrower’s development, adoption and implementation of (and the Borrower’s compliance with) the Environmental and Social Action Plan, and (ii) that no Defaults or Events of Default have occurred and are continuing, then FMO shall notify the Borrower that it is so satisfied and that a Margin Adjustment Period shall be in effect beginning on the first day of the first Interest Period to commence at least two (2) Business Days following such notice, provided that FMO may terminate the Margin Adjustment Period immediately if, at any time FMO determines, in its sole discretion, that the Borrower is no longer in satisfactory compliance with its Environmental and Social Action Plan, or if at any time a Default or an Event of Default has occurred (including, without limitation, a misrepresentation relating to environmental or social matters, or a failure to comply with any environmental or social undertaking). Any such termination of the Margin Adjustment Period shall be effective as of the first day of the Interest Period in which such termination occurs.

(d)
During any Margin Adjustment Period, the Applicable Margin to be used in the determination of a rate of interest made for purposes of this Agreement or any other Finance Document (whether determined under Section 3.3.1(a), 3.3.5, 3.3.6, 3.3.8, 3.4 or otherwise) shall be the Adjusted Margin, and the Applicable Margin to be used in the determination of a rate of interest made for purposes of this Agreement or any other Finance Document (whether determined under Section 3.3.1(a), 3.3.5, 3.3.6, 3.3.8, 3.4 or otherwise) at all other times shall be the Base Margin.

(e)
For the avoidance of doubt, at any time that a Default or an Event of Default has occurred and is continuing, the Applicable Margin shall be the Base Margin. Nothing in this Section 3.3.1 shall preclude FMO from exercising its rights under Section 3.4 (Default Interest) (for the avoidance of doubt over and above any rate of interest determined on the basis of the Base Margin) in circumstances where Section 3.4 (Default Interest) is applicable.

(f)
No reduction in the Applicable Margin shall take effect if has not come into effect pursuant to Sections 3.3.1(b) and (c) prior to the second anniversary of the date of this Agreement. If any reduction in the Applicable Margin granted pursuant to Sections 3.3.1(b) and (c) is subsequently terminated or reversed pursuant to the proviso to Section 3.3.1(c), there shall be no further reductions in the Applicable Margin available pursuant to this Section 3.3.1 during the term of this Agreement.

3.3.2	Calculation, rounding and notification of Rates of Interest
(a)
FMO shall promptly notify the Borrower in writing of the determination of a rate of interest, Redeployment Cost or any other rate, cost or calculation to be made by FMO under this Agreement. Any calculation or determination by FMO shall be final, conclusive and shall bind the Borrower (unless the Borrower shows to FMO’s satisfaction that the determination involves manifest error).

(b)	Any average rate to be determined by FMO under this Agreement shall, unless otherwise specified, be rounded up to the nearest two decimal places.

(c)
In determining the Fixed Rate Swap Equivalent of each Installment, the Interbank Market Fixed Rates as published by Bloomberg Financial Markets Service for standard maturities shall be interpolated on a straight-line basis so as to match the actual Tenor of each Installment.

3.3.3	Payment of Interest

Subject to the provisions of Section 3.4 (Default Interest), the Borrower to whom a Utilization has been made shall pay accrued interest on that Utilization on each Interest Payment Date.
3.3.4	Duration of Interest Periods
(a)
The first Interest Period for a Utilization shall begin at the Utilization Date for such Utilization and end on the date falling immediately prior to the next occurring Interest Payment Date. Thereafter each subsequent Interest Period shall commence on each Interest Payment Date and end on the date falling immediately prior to the next occurring Interest Payment Date.

(b)	An Interest Period for a Utilization shall not extend beyond the Termination Date.
3.3.5	Absence of Quotations

Subject to Section 3.3.6 (Market Disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11:00 am on the Quotation Day, the applicable LIBOR shall be determined by FMO at its sole discretion on the basis of the quotations of the remaining Reference Banks.

3.3.6	Market Disruption

If a Market Disruption Event occurs in relation to a Utilization for any Interest Period, then the rate of interest on that Utilization for that Interest Period shall be the rate per annum which is the sum of:

(a)	the then current Applicable Margin;
(b)
the rate notified to the Borrower by FMO as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to FMO of funding that Utilization from whatever source it may reasonably select; and

(c)	the Mandatory Cost, if any.

3.3.7	FMO Break Costs

The Borrower shall, within three (3) Business Days of demand by FMO, pay to FMO the FMO Break Costs attributable to all or any part of the Loan or Unpaid Sum being paid by the Borrower on a day other than an Interest Payment Date.

3.3.8	Fixed Interest Rate Option
(a)
The Borrower may, prior to any Utilization, irrevocably elect to borrow such Utilization as a loan bearing interest at a fixed interest rate (a “Fixed Rate Utilization”) by so indicating on the applicable Utilization Request. Each Fixed Rate Utilization shall bear interest at the rate determined in accordance with this Section 3.3.8.

(b)	The rate of interest on each Fixed Rate Utilization is the percentage rate per annum which is the aggregate of the then current:
(i)	Applicable Margin;

and

(ii)
(A) prior to the Loan Consolidation Date, for each Fixed Rate Utilization, the Utilization Fixed Interest Rate for such Fixed Rate Utilization; and (B) from and including the Loan Consolidation Date, the Loan Fixed Interest Rate.

(c)
FMO shall, on the relevant Quotation Day for any Fixed Rate Utilization, calculate the Utilization Fixed Interest Rate applicable to such Utilization by doing the following in the sequence set out below:

(i)	calculate the Installment Weight of each Installment forming part of the relevant Utilization;

(ii)	determine the Fixed Rate Swap Equivalent for each Installment Weight;

(iii)	calculate the Weighted Average Swap Rate for the relevant Utilization; and

(iv)	convert the Weighted Average Swap Rate into the same date basis applicable to the Utilization if necessary.
(d)
Not less than two (2) Business Days before the Loan Consolidation Date, FMO shall calculate the weighted average of the Utilization Fixed Interest Rates for each outstanding Fixed Rate Utilization, with the weighting of each Fixed Rate Utilization based on the principal amount of that Fixed Rate Utilization in relation to the entire principal amount of all of the Fixed Rate Utilizations.

(e)
The Borrower may at any time during the Availability Period (but not more than once in any calendar month) request from FMO an indication of what the Utilization Fixed Interest Rate would be for a possible Utilization as at the date of that request. As promptly as practicable after that request, FMO shall advise the Borrower of the indicative Utilization Fixed Interest Rate. The Borrower acknowledges that the pricing available to FMO fluctuates over time and FMO shall not be responsible for any variation or difference between any indicative rate quotation and any definitive Utilization Fixed Interest Rate determined in accordance with this Agreement.

(f)
If the Interbank Market Fixed Rate is not published by Bloomberg Financial Markets Service, the relevant pages of Reuters will be used. If all the services of Bloomberg Financial Markets Service and Reuters cease to be available, or if none of them contains the necessary swap market information or information on LIBOR, whether on the relevant Quotation Day or generally, then FMO will determine the Fixed Rate Swap Equivalent for each Installment:

(i)
to the extent available, from a live screen of a financial markets information provider that FMO, in its reasonable opinion, considers appropriate, the information to be obtained on the relevant Quotation Day; or

(ii)	using whatever equivalent reasonable means of calculation that FMO, in its reasonable opinion, considers appropriate.
(g)	A Fixed Rate Utilization may not be converted back to a variable interest rate, and a Utilization bearing interest at a variable interest rate may not be converted into a Fixed Rate Utilization.
(h)
The Redeployment Cost payable pursuant to Section 3.6.5 (Restrictions) shall be equal to any amount in excess of zero, obtained by deducting (x) the Present Value of the Available Income Stream of the amount to be prepaid from (y) the Present Value of the Original Income Stream of the amount to be prepaid (the “Redeployment Cost”). For purposes of this Agreement:

(i)
“Available Income Stream” means the aggregate amount of interest that would have accrued, from the date of prepayment until the final maturity date of the Loan, on the principal amount to be prepaid had such amount been disbursed on the prepayment date, calculated at an interest rate equal to the Interbank Market Fixed Rate that would be applicable to such hypothetical disbursement for a term from the date of prepayment until the final maturity date of the Loan, determined two (2) Business Days prior to the date of prepayment;

(ii)
“Original Income Stream” means the aggregate amount of interest originally scheduled to be paid on the principal amount to be prepaid from the date of prepayment until the final maturity date of the Loan, calculated at the Loan Fixed Interest Rate. If the relevant prepayment occurs before the Loan Consolidation Date, the applicable interest rate shall be the weighted average of all Utilization Fixed Interest Rates then in effect, calculated using the methodology set forth in Section 3.3.8(d); and

(iii)
“Present Value” of the relevant Original Income Stream or the Available Income Stream (as the case may be) is the value of the Original Income Stream (or, as the case may be), the Available Income Stream discounted back to the date of prepayment from each of the relevant Interest Payment Dates at a discount rate equal to the fixed interest receivable by FMO in the swap market against payment of interest at LIBOR for the bid side of the swap curve.

3.4	Default Interest
3.4.1
Without limiting the remedies available to FMO under any Finance Document or otherwise (and to the maximum extent permitted by Applicable Law), if the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to sub-Section 3.4.2 of this Section 3.4 below, is two percent (2.00%) higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Utilization, in the currency of the overdue amount for successive Interest Periods, each of a duration selected by FMO (acting reasonably). Any interest accruing under this Section 3.4 shall be immediately payable by the Borrower on demand by FMO or, if not demanded, on each Interest Payment Date falling after any such overdue amount became due.

3.4.2	If any overdue amount consists of all or part of a Utilization which became due on a day which was not the last day of an Interest Period relating to that Utilization:
(a)	the (first) Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Utilization; and
(b)
the rate of interest applying to the overdue amount during that first Interest Period shall be two percent (2.00%) higher than the amount which would have applied if the overdue amount had not become due.

3.5	Repayment
3.5.1	Repayment of Loan

The Borrower shall repay the Loan made to it in ten (10) equal semi-annual installments by repaying on each Repayment Date the amount set out opposite each Repayment Date below:

Repayment Date	Repayment Installment

July 15, 2012	US$	2,000,000.00
January 15, 2013	US$	2,000,000.00
July 15, 2013	US$	2,000,000.00
January 15, 2014	US$	2,000,000.00
July 15, 2014	US$	2,000,000.00
January 15, 2015	US$	2,000,000.00
July 15, 2015	US$	2,000,000.00
January 15, 2016	US$	2,000,000.00
July 15, 2016	US$	2,000,000.00
January 15, 2017	US$	2,000,000.00
provided that upon each Utilization, the amount utilized shall be allocated for repayment on each of the respective Repayment Dates set out above in amounts which are pro rata to the amounts of the respective Repayment Installments shown opposite those dates above (with FMO, as necessary, adjusting those allocations upwards to the nearest two decimal points), and provided, further, that on the Termination Date, the Borrower shall pay all outstanding principal and accrued interest and all other amounts payable under this Agreement to FMO in full.
3.5.2	Currency of Loan Repayment

The Loan shall be repaid in Dollars.

3.5.3	Reborrowing

The Borrower may not reborrow any part of the Facility which is repaid.
3.6	Prepayment and Cancellation
3.6.1	Illegality

If it becomes unlawful in any applicable jurisdiction for FMO to perform any of its obligations as contemplated by this Agreement or to fund or maintain any Utilization:
(a)	FMO shall promptly notify the Borrower upon becoming aware of that event whereupon the Facility will be immediately cancelled; and
(b)
The Borrower shall, to the maximum extent permitted under Applicable Laws, repay the Utilizations made to the Borrower on the first Interest Payment Date occurring after FMO has notified the Borrower or, if earlier, the date specified by FMO in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law).

3.6.2	Change of Control

If the Major Shareholder ceases to Control the Borrower and/or any person or group of persons acting in concert gains Control of the Borrower, then:
(a)	the Borrower shall promptly notify FMO upon becoming aware of that event;
(b)	FMO shall not be obliged to fund any future Utilization following the occurrence of that event; and
(c)
FMO may, by not less than ten (10) Business Days’ notice to the Borrower, cancel all or a part of the Facility and/or, to the maximum extent permitted under Applicable Laws, require that all outstanding Utilizations and other amounts be repaid on the first Interest Payment Date occurring after FMO has notified the Borrower or, if earlier, the date specified by FMO in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law).

3.6.3	Voluntary Cancellation
(a)
Subject to Section 3.6.5 (Restrictions), the Borrower may, if it gives FMO not less than fifteen (15) Business Days’ (or such shorter period as FMO may agree) prior notice, cancel the whole or any part (being a minimum amount of five million Dollars (US$5,000,000)) of the Available Facility.

(b)
If any Available Facility remains available at the end of the Availability Period, such Available Facility shall be deemed to have been voluntarily cancelled on the last day of the Availability Period.

(c)
In the event that the Borrower cancels the whole or any part of the Available Facility in accordance with this Section 3.6.3 it shall on the date of such cancellation, pay a Cancellation Fee on the principal amount cancelled.

3.6.4	Voluntary Prepayment of the Loan
(a)
Subject to Section 3.6.5 (Restrictions), the Borrower may, if it gives FMO not less than fifteen (15) Business Days’ (or such shorter period as FMO may agree) prior notice, prepay the whole or any part of the Loan on a Repayment Date (but if in part, being an amount that reduces the amount of the Loan by a minimum amount of five million Dollars (US$5,000,000)).

(b)
In the event that the Borrower prepays the whole or any part of the Loan in accordance with this Section 3.6.4 it shall, on the date of such prepayment, pay a Prepayment Fee on the principal amount prepaid.

(c)	The Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the Available Facility is zero).
(d)	Any prepayment under this Section 3.6.4 shall satisfy the obligations under Section 3.5.1 (Repayment of Loan) in inverse chronological order.

3.6.5	Restrictions
(a)
Any notice of cancellation or prepayment given by any Party under this Section 3.6 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)
Any cancellation or prepayment (whether by way of voluntary cancellation or prepayment, by operation of Section 3.6.1 (Illegality), Section 3.6.2 (Change of Control) or Section 7.2 (Acceleration) or otherwise) pursuant to this Agreement shall be made on an Interest Payment Date (unless another date is specified by FMO) together with accrued interest on the amount prepaid (in the case of a prepayment) and any outstanding fees or costs including Cancellation Fee or Prepayment Fee, and shall be accompanied by payment of any FMO Break Costs, if applicable (and, in respect of any Fixed Rate Utilizations, any Redeployment Costs calculated as set out in Section 3.3.8(h)).

(c)	The Borrower may not reborrow any part of the Facility which is prepaid pursuant to this Agreement. No amount of the Facility cancelled under this Agreement may be subsequently reinstated.
(d)	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Available Facility, except at the times and in the manner expressly provided for in this Agreement.
3.6.6	Mandatory Cost

FMO shall charge to the Borrower, in addition to the interest determined under Section 3.3.1 (Calculation of Interest) or 3.3.8 (Fixed Interest Rate Option), its Mandatory Cost, if any.
3.7	Fees
3.7.1	Commitment Fee
(a)
The Borrower shall pay to FMO a commitment fee in Dollars computed: (i) for the period commencing on (and including) the date of this Agreement until (but excluding) June 17, 2011, at the rate of seventy-five one-hundredths of one percent (0.75%) per annum on the Available Facility; and (ii) for the period commencing on (and including) June 17, 2011 and ending on the last day of the Availability Period, at the rate of one percent (1.00%) per annum on the Available Facility.

(b)
The accrued commitment fee is payable semi-annually in arrears (i) on the first occurring Interest Payment Date following the commencement of the Availability Period, (ii) on each Interest Payment Date thereafter, and (iii) on the first Interest Payment Date following the end of the Availability Period. If the Available Facility is cancelled in full, accrued commitment fee is also payable to FMO on the date that such cancellation becomes effective.

3.7.2	Front-end Fee

The Borrower shall within ten (10) Business Days of the date of this Agreement pay to FMO a non-refundable front-end fee in the amount of one hundred eighty thousand Dollars (US$180,000.00).
3.7.3	Monitoring Fee

The Borrower shall on January 15, 2011 and on January 15th of each subsequent year pay to FMO a non-refundable monitoring fee in the amount of US$7,500 per annum for the overall monitoring of the Borrower’s business.

3.7.4	Waiver Fee

The Borrower shall pay to FMO a waiver fee of US$10,000 for any waiver and/or approval by FMO of the Borrower’s breach of any term of this Agreement.
3.8	Costs and Expenses
3.8.1	Transaction Expenses

The Borrower shall within three (3) Business Days on demand pay FMO the amount of all costs and expenses (including legal fees and any travel expenses) incurred by FMO in connection with the negotiation, preparation, printing, execution and registration (and any related filing of registration documents) of:

(a)	this Agreement and any other documents referred to in this Agreement; and
(b)	any other Finance Documents executed after the date of this Agreement.
3.8.2	Amendment Costs

If the Borrower requests an amendment, waiver or consent or an amendment is required pursuant to Section 8.4.8 (Change of Currency), the Borrower shall (if invoiced by FMO) reimburse FMO within three (3) Business Days of demand for the amount of all costs and expenses (including legal fees) incurred by FMO in responding to, evaluating, negotiating or complying with that request or requirement.

3.8.3	Enforcement Costs

The Borrower shall, within three (3) Business Days of demand, pay to FMO the amount of all costs and expenses (including legal fees and any travel expenses) incurred by FMO in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

3.8.4	FMO’s Ongoing Costs

The Borrower shall pay and/or reimburse FMO within three (3) Business Days of demand the amount of all costs and expenses (including legal fees and any travel expenses) incurred by FMO in connection with monitoring the Loan under this Agreement, including any inspection or access permitted under Section 6.1.6 (Access) and any costs and expenses (including consultants’ fees and expenses) incurred by FMO relating to the monitoring of or compliance with this Agreement, provided that if a Default or an Event of Default has not occurred, the Borrower’s obligation to reimburse FMO for air transportation costs incurred in connection with routine monitoring shall be limited to not more than the cost of one round-trip business class airline ticket per annum from The Netherlands to the monitoring location.

3.8.5	Costs related to Environmental and Social Matters

The Borrower shall pay and/or reimburse FMO within three (3) Business Days of demand the amount of all costs and expenses (including consultants’ and legal fees and any travel expenses) incurred by FMO relating to the evaluation of the Borrower’s Environmental and Social Action Plan in connection with any proposed margin adjustment pursuant to Section 3.3.1(b) and (c).

3.9	Tax Gross-up and Indemnities
3.9.1	Tax Gross-up
(a)	The Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify FMO accordingly.

(c)
If a Tax Deduction required by law is to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)
If the Borrower is required to make a Tax Deduction, the Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)
Within fifteen (15) Business Days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to FMO evidence reasonably satisfactory to FMO that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

3.9.2	Tax Indemnity
(a)
The Borrower shall (within three (3) Business Days of demand by FMO) pay to FMO an amount equal to the loss, liability or cost which FMO determines will be or has been (directly or indirectly) suffered for or on account of Tax by FMO in respect of a Finance Document.

(b)	Section 3.9.2(a) above shall not apply:

(i)	with respect to any Tax assessed on FMO:
(1) under the law of the jurisdiction in which FMO is incorporated or, if different, the jurisdiction (or jurisdictions) in which FMO is treated as resident for tax purposes; or
(2) under the law of the jurisdiction in which FMO is incorporated in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by FMO; or
(ii)	to the extent a loss, liability or cost is compensated for by an increased payment under Section 3.9.1 (Tax Gross-up).
(c)	If FMO makes or intends to make a claim under Section 3.9.2(a) above, FMO shall promptly notify the Borrower of the event which will give rise to such claim.
3.9.3	Stamp Taxes

The Borrower shall pay and, within three (3) Business Days of demand by FMO, indemnify FMO against any cost, loss or liability FMO incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

Without limiting the generality of the foregoing, the Borrower agrees to pay the entire stamp tax (‘impuestos de sellos’) imposed by the Autonomous City of Buenos Aires arising in connection with the execution of this Agreement, if any. For the sole purpose of paying any such stamp tax (‘impuesto de sellos’) imposed by the Autonomous City of Buenos Aires, each of the Borrower and FMO agree that the value of this Agreement is US$20,000,000.00 plus US$525,000.00 as estimated commissions payable to FMO under this Agreement. The Borrower shall provide FMO with documentation evidencing to FMO’s satisfaction the payment of such Tax within ten (10) Business Days following the date that each of such Taxes are due.

To the extent necessary in connection with any payment of, or any filing or reporting in connection with, any Tax or governmental charge, the Borrower will be responsible for and will bear the costs of translating this Agreement into Spanish.

3.9.4	VAT
(a)
All consideration expressed to be payable under a Finance Document by the Borrower to FMO shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by FMO to the Borrower in connection with a Finance Document, the Borrower shall pay to FMO (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

(b)
Where a Finance Document requires the Borrower to reimburse FMO for any costs or expenses, it shall also at the same time pay and indemnify FMO against all VAT incurred by FMO in respect of the costs or expenses to the extent that FMO reasonably determines that it is not entitled to credit or repayment of the VAT.

3.10	Increased Costs
3.10.1	Increased Costs

Subject to Section 3.10.3 (Exceptions), the Borrower shall, within three (3) Business Days of a demand by FMO, pay to FMO the amount of any Increased Costs incurred by FMO as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

3.10.2	Increased Cost Claims

If FMO intends to make a claim pursuant to Section 3.10.1 (Increased Costs), FMO shall promptly notify the Borrower.
3.10.3	Exceptions

Section 3.10.1 (Increased Costs) does not apply to the extent any Increased Cost is:
(a)	attributable to a Tax Deduction required by law to be made by the Borrower;

(b)	compensated for by Section 3.9.2 (Tax Indemnity); or

(c)	compensated for the payment of the Mandatory Cost.
3.11	Currency Indemnity
3.11.1
If any sum due from the Borrower under any Finance Document (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(a)	making or filing a claim or proof against the Borrower; and/or
(b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, the Borrower shall as an independent obligation, within three Business Days of demand by FMO, indemnify FMO against any cost, loss or liability arising out of or as a result of the conversion, including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to FMO at the time of its receipt of that Sum.
3.11.2	The Borrower waives any right it may have in any jurisdiction to pay any amount under any Finance Document in a currency or currency unit other than that in which it is expressed to be payable.

3.12	Other indemnities
The Borrower shall, within three (3) Business Days of demand, indemnify FMO against any cost, loss or liability incurred by FMO as a result of:
3.12.1	the occurrence of any Event of Default;
3.12.2	a failure by the Borrower to pay any amount due under any Finance Document on its due date;
3.12.3
funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilization Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by FMO);

3.12.4	the Loan (or part of the Loan) not being paid in accordance with its originally scheduled due date; or
3.12.5	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.
3.13	Evidence of Debt
3.13.1
To further evidence the obligation of the Borrower to repay the Loans and accrued interest thereon, the Borrower shall issue and deliver to FMO, to FMO’s satisfaction, together with the Utilization Request submitted under this Agreement, a Note payable at sight (‘Reconocimiento de Deuda’, or a ‘Pagaré’, as the case may be, as set out in this Section 3.13.1) in the aggregate principal amount of the requested Utilization, duly executed by the Borrower, and substantially in the applicable Spanish language form set out in Schedule 8 (Form of Note) together with such modifications as may be required by the Lender to reflect the terms of this Agreement from time to time. For each Utilization other than a Fixed Rate Utilization, a Note in the form of a ‘Reconocimiento de Deuda’ shall be issued by the Borrower and delivered to FMO. For each Fixed Rate Utilization, a Note in the form of a ‘Pagaré’ shall be issued by the Borrower and delivered to FMO. Each Note shall be valid and enforceable, as to its principal amount, to the extent of the Utilization made hereunder and outstanding from time to time and, as to interest, to the extent of the interest accrued thereon in accordance with the terms hereof. The determination by FMO based on its internal records regarding payments made on account of principal amounts at any time outstanding and of interest accrued on the Loans or under the Notes shall be final and conclusive and shall be binding on the Borrower in the absence of manifest error.

3.13.2
The execution and delivery by the Borrower of a Note shall not limit, reduce or otherwise affect the obligations of the Borrower under this Agreement nor discharge any payment obligation of the Borrower under this Agreement, and the rights and claims of FMO under a Note shall not replace the rights and claims of FMO under this Agreement.

3.13.3
Notwithstanding the provisions of a Note, FMO shall not demand payment of any amount under a Note unless the repayment Installment relating to the relevant Note is due (whether due by scheduled maturity, acceleration, default or otherwise) under this Agreement. If there is any conflict between the provisions of a Note and the provisions of this Agreement, the provisions of this Agreement shall prevail.

3.13.4	Payment by the Borrower of any amount under this Agreement shall discharge the liability of the Borrower in respect of the relevant Note.
3.13.5
Each Note is intended to evidence indebtedness constituted by the Loan under this Agreement, and the creation of a Note shall in no way constitute a novation of the rights and obligations of the Borrower under this Agreement.

3.13.6	Upon receipt by FMO of the final and indefeasible payment in full of all principal, interest and other amounts payable in respect of the Loan, FMO shall return the Notes to the Borrower upon request.
3.13.7
If requested by FMO, the Borrower shall issue and deliver to FMO new Notes (including Notes in different principal amounts) of like maturity (and otherwise on identical terms) in exchange for Notes previously issued and delivered in accordance with this Section 3.13, including without limitation replacement Notes (if so requested by FMO) reflecting any change in the interest rate applicable to any Fixed Rate Utilization following the Loan Consolidation Date, whereupon the Notes previously issued and delivered will be returned to the Borrower for cancellation, provided that the principal amount of all outstanding Notes shall not exceed the principal amount of the Loan outstanding hereunder.

3.13.8
The mutilation, loss, theft or destruction of a Note shall not imply or be deemed to constitute a cancellation of debt or of any other obligation under or in respect of the Loan, any Utilization, or this Agreement, even if any such event has occurred due to acts attributable to FMO. If a Note is mutilated, the Borrower shall issue and deliver a new Note of the same principal amount and maturity as the mutilated Note, provided that such mutilated Note shall be returned to the Borrower. If a Note is lost, stolen or destroyed, the Borrower shall, promptly upon the written request of FMO, issue and deliver to FMO a new Note of the same principal amount and maturity as the lost, stolen or destroyed Note.

3.13.9
Each Note will be governed by Argentine laws and will be subject to the jurisdiction of the courts of the Republic of Argentina. In this sense, Sections 8.11, 8.12 and 8.13 of this Agreement will not be applicable to the Notes.

4.	REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties

The Borrower makes the representations and warranties set out in this Section 4.1 to FMO on the date of this Agreement.
4.1.1	Status
(a)	It is a sociedad anónima, duly incorporated, and validly existing and in good standing under the law of the Republic of Argentina.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

(c)
The Borrower is duly licensed to operate as a bank and the Borrower has and is in compliance with all Authorizations necessary for it to carry on its business as it is being conducted and to carry out the transactions contemplated by this Agreement.

4.1.2	Binding Obligations

The obligations expressed to be assumed by it in each Finance Document constitute its legal, valid, binding and enforceable obligations, except as enforceability thereof may be limited by the effect of applicable bankruptcy, insolvency or similar laws affecting creditor’s rights generally.

4.1.3	Non-conflict with Other Obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:
(a)
any law or regulation applicable to it, including for the avoidance of doubt any Argentine foreign exchange regulations necessary to permit the Borrower to purchase and wire transfer a sufficient amount of Dollars to repay the principal amount of, and interest, fees, costs and any other amounts payable under the Finance Documents, as they become due, without the authorization of the Central Bank, and all other applicable Banking Regulations;

(b)	its or any of its Subsidiaries’ constitutional documents; or
(c)	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets.
4.1.4	Power and Authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorize its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

4.1.5	Validity and Admissibility in Evidence

All Authorizations required or desirable:
(a)	to enable it to lawfully enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and
(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation, have been obtained or effected and are in full force and effect.

4.1.6	Governing Law and Enforcement
(a)	The choice of New York law as the governing law of the Finance Documents (other than the Security Documents and the Notes) will be recognized and enforced in its jurisdiction of incorporation.
(b)	Any judgment obtained in New York in relation to a Finance Document will be recognized and enforced in its jurisdiction of incorporation.
4.1.7	Prohibited Payments

Neither it nor any of its Affiliates nor any person acting on its behalf has made, with respect to any transaction contemplated by this Agreement, any Prohibited Payment.

4.1.8	Tax Deduction

It is not required to make any Tax Deduction from any payment it may make under any Finance Document.

4.1.9	No Filing or Stamp Taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents, except for the stamp tax (‘impuesto de sellos’) of the Autonomous City of Buenos Aires, which may be levied in respect of this Agreement.

4.1.10	No Default
(a)	No Default has occurred and is continuing or might reasonably be expected to result from the making of any Utilization.
(b)
No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which might have a Material Adverse Effect.

4.1.11	Financial Statements
(a)
The financial statements of the Borrower (including, but not limited to, the Financial Statements) previously delivered to FMO under or in connection with this Agreement were prepared in accordance with the Accounting Principles, consistently applied.

(b)
The financial statements of the Borrower (including, but not limited to, the Financial Statements) previously delivered to FMO under or in connection with this Agreement fairly represent the financial condition and operations of the Borrower during the relevant financial year.

(c)
There has been no material adverse change in the Borrower’s business or financial condition since the last day of the most recent financial year for which audited financial statements have been delivered to FMO, being the Financial Statements or the audited financial statements of the Borrower most recently delivered pursuant to Sections 6.3.1(a), as applicable.

4.1.12	No Misleading Information

All written information supplied by or on behalf of the Borrower was true, complete and accurate in all material respects as at the date it was given and is not misleading in any respect.

4.1.13	Pari Passu Ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

4.1.14	No Proceedings Pending or Threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency or governmental, regulatory or other investigations, proceedings or disputes which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have been started or threatened against it or any of its Subsidiaries.

4.1.15	Taxation
(a)	It has duly and punctually paid and discharged all Taxes imposed upon it or its assets within the time period allowed without incurring penalties except to the extent that:
(i)	payment is being contested in good faith;
(ii)	it has maintained adequate reserves for those Taxes in accordance with the Accounting Principles; and
(iii)	payment can be lawfully withheld.
(b)	It is not overdue in the filing of any Tax returns.
(c)	No claims are being or are reasonably likely to be asserted against it with respect to Taxes.
4.1.16	No Immunity

In any proceedings taken in its jurisdiction of incorporation in relation to this Agreement, it will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

4.1.17	Good Title to Assets; Legal and Beneficial Ownership
(a)
The Borrower has good, valid and marketable title to, or valid leases or licenses of, and all appropriate Authorizations to use, the assets necessary to carry on its business as presently conducted, and all such assets are free and clear of any Liens other than Permitted Liens.

(b)	The Borrower is the absolute legal and beneficial owner of its assets subject to the Security.
4.1.18	Compliance with Laws

It has not violated nor breached any law to which it may be subject, including for the avoidance of doubt the Banking Regulations.
4.1.19	Corporate Governance

It has performed and observed in all material respects all requirements as set out in ANNEX C (Corporate Governance Guidelines).

4.1.20	No ERISA Plans

Neither it nor any Affiliate maintains, sponsors, has had any liability under, or contributes to, nor has at any time in the past maintained, sponsored, had any liability under or contributed to, any employee benefit plan, program, agreement or arrangement (an “ERISA Plan”) that is subject to ERISA or the Code, to the extent applicable.

4.1.21	Environmental Compliance

It is in full compliance in all material respects with all Environmental and Social Requirements.

4.1.22	Environmental and Social Claims

No Environmental and Social Claim which might reasonably be expected to have a Material Adverse Effect has been commenced or is threatened against it.

4.1.23	United States Laws
(a)	It is not required to be registered as an “investment company” within the meaning of, or subject to regulation under, the United States Investment Company Act of 1940.
(b)
No part of the proceeds of any Loan or other extension of credit under this Agreement will be used, whether directly or indirectly and whether immediately, incidentally or ultimately, by the Borrower to purchase or carry Margin Stock.

4.1.24	Anti-terrorism Laws
(a)
Neither it nor any of its Affiliates: (i) is, or is Controlled by, a Restricted Party; (ii) to the best of its knowledge after due inquiry, has received funds or other property from a Restricted Party; or (iii) to the best of its knowledge after due inquiry, is or has engaged in any transaction in breach of or is the subject of any action or investigation under any Anti-Terrorism Laws.

(b)	It and each of its Affiliates have taken reasonable measures to ensure that it and its clients are in compliance with the Anti-Terrorism Laws.
When used in any Finance Document:
“Anti-Terrorism Laws” means all Applicable Laws of any jurisdiction applicable to the Parties, a client of a Party, any of their respective Affiliates or to the transactions contemplated by the Finance Documents, relating to economic or financial sanctions, drug trafficking, fraud, corruption, organized crime, money-laundering, terrorism or the proceeds of any of the foregoing.
“Restricted Party” means any person which a Party, a client of a Party or any of their respective Affiliates is prohibited or restricted under Anti-Terrorism Laws from receiving, handling or transferring funds or other property, or from engaging in other transactions or business.
4.1.25	Security
(a)	It is the absolute legal and beneficial owner of its assets subject to the Security, subject only to Permitted Liens;
(b)	All steps have been taken in order to create and perfect in favor of the Lenders a valid and enforceable, perfected first priority security interest in the assets subject to the Security; and
(c)
The Facility qualifies as a loan between financial entities under item 2.4.2.1, and the Security constitutes a permitted security interest pursuant to item 2.4, of Section 2 of rules on creating securities over assets (‘Afectación de Activos en Garantía’) of the Central Bank.

4.2	Repetition

The Repeating Representations are deemed to be made by the Borrower (by reference to the facts and circumstances then existing) on the date of each Utilization Request and the first day of each Interest Period.

4.3	FMO Reliance

The Borrower acknowledges that it makes the representations and warranties in Section 4.1 (Representations and Warranties) with the intention of inducing FMO to enter into this Agreement and the other Finance Documents and that FMO enters into this Agreement and the other Finance Documents on the basis of, and in full reliance on, each of such representations and warranties.

4.4	Rights and Remedies Not Limited

FMO’s rights and remedies in relation to any misrepresentation or breach of warranty on the part of the Borrower are not prejudiced:
4.4.1	by any investigation by or on behalf of FMO into the affairs of the Borrower or any of its Affiliates;

4.4.2	by the execution or performance of this Agreement or any other Finance Document; or

4.4.3
by any other act or thing (other than a waiver which expressly refers to the relevant provision) which may be done by or on behalf of FMO in connection with this Agreement or any other Finance Document and which might, apart from this sub-Section 4.4.3 of this Section 4.4 (Rights and Remedies Not Limited), prejudice such rights or remedies.

5.	CONDITIONS OF UTILIZATION

5.1	Conditions of First Utilization

The obligation of FMO to make the first Utilization is subject to the satisfaction, in form and substance acceptable to FMO, or waiver of each of the following conditions prior to or concurrently with the making of the first Utilization:

5.1.1	Finance Documents

Each Finance Document (other than the Notes) shall have been entered into by all parties to it and shall have become (or, as the case may be, remained) unconditional, fully effective, valid and legally binding in accordance with its respective terms (except for this Agreement having become unconditional and fully effective, if that is a condition of any of those agreements).

5.1.2	Constitutive Documents
(a)	FMO shall have received a copy of the Constitutive Documents of the Borrower.
(b)
The Borrower shall have certified to FMO that no amendment has been made to its Constitutive Documents since December 31, 2009, or if any such amendment was made, FMO shall have received a copy of the amended Constitutive Documents of the Borrower and determined in its reasonable judgment that it is not inconsistent with the provisions of any Finance Document and does not have or may not reasonably be expected to have a Material Adverse Effect.

5.1.3	Authorizations
(a)
No material Authorizations other than those specified in ANNEX A (Authorizations) shall be needed by the Borrower to conduct its business and to comply with its obligations under this Agreement and each of the other Finance Documents to which it is a party (other than Authorizations that are of a routine nature and are obtained in the ordinary course of business).

(b)
The Borrower shall have provided to FMO copies of all Authorizations listed in ANNEX A (Authorizations) and all other material Authorizations, and all such Authorizations shall be in full force and effect.

(c)	FMO shall have received a certified copy of a resolution of the board of directors of the Borrower:
(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;
(ii)	authorizing a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and
(iii)	authorizing a specified person or persons, on its behalf, to execute a Certificate of Incumbency and Authority and a power of attorney on its behalf.
5.1.4	Security

FMO shall have received evidence that:
(a)
each of the Security Documents which is required to be notarized, filed, recorded, stamped and/or registered in order to create the Security thereunder has been duly notarized, filed, recorded, stamped and/or registered, as applicable;

(b)
the Security shall have been duly created and perfected as first ranking security interests in favor of FMO, in all assets and rights subject to the Security Documents (except for those assets and rights which, pursuant to Section 6.1.10 (Ranking; Security), are expressly contemplated to arise or come into existence after the first Utilization Date); and

(c)	the Collection Account shall have been duly established in accordance with the Depositary Agreement and the other Finance Documents.
5.1.5	Legal Opinions

FMO shall have received the following legal opinions:
(a)	a legal opinion of Mitrani, Caballero, Rosso Alba, Francia, Ojam & Ruiz Moreno Abogados, counsel to FMO in the Country; and
(b)	a legal opinion of Blank Rome LLP, counsel to FMO in New York.

5.1.6	Fees and Expenses

FMO shall have received evidence that:
(a)	all fees specified in Section 3.7 (Fees) required to be paid before the first Utilization Date have been paid or will be paid by the first Utilization Date;
(b)	all fees, costs and expenses specified in Section 3.8 (Costs and Expenses), including expenses of FMO’s counsel, have been paid or will be paid by the first Utilization Date; and
(c)
the Borrower has paid in full any stamp tax (‘impuestos de sellos’) of the Autonomous City of Buenos Aires arising in connection with the execution of this Agreement and any other Finance Document in respect of which such stamp tax is payable, to FMO’s satisfaction.

5.1.7	Certificates

FMO shall have received:
(a)	a Certificate of Incumbency and Authority from the Borrower; and
(b)
a certificate of the Borrower signed by two Authorized Representatives of the Borrower (including at least one Authorized Representative who is an officer or director of the Borrower with responsibility for a finance or treasury function) confirming that drawing the Facility would not cause any borrowing or similar limit (whether imposed pursuant to contract, its Constitutive Documents or under Applicable Laws) binding on the Borrower to be exceeded.

5.1.8	Auditors

Arrangements satisfactory to FMO shall have been implemented for the appointment of the Auditors for the Borrower.

5.1.9	Financial Statements

FMO shall have received the most recent audited annual financial statements of the Borrower, and the most recent unaudited quarterly financial statements of the Borrower, in each case prepared in accordance with the Accounting Principles and in the form and substance required pursuant to Sections 6.1.1 (Financial Covenants), 6.3.1 (Financial Statements) and 6.3.3 (Requirements as to Financial Statements).

5.1.10	Auditors’ Letter

FMO shall have received a copy of an authorization to the Auditors substantially in the form of SCHEDULE 6 (Form of Auditors’ Letter) from the Borrower.

5.1.11	Process Agent

FMO shall have received evidence, substantially in the form of SCHEDULE 7 (Form of Process Agent Letter), that any process agent referred to in sub-Section 8.13.3 of Section 8.13 (Court Jurisdiction) has accepted its appointment with respect to the Borrower and any fees relating to its appointment have been paid or will be paid by the first Utilization Date.

5.2	Conditions of all Utilizations

The obligation of FMO to make any Utilization, including the first Utilization, is subject to the satisfaction, in form and substance acceptable to FMO, or waiver of each of the following conditions:
5.2.1	Utilization Request

FMO shall have received from the Borrower a Utilization Request at least fifteen (15) Business Days prior to the date of the proposed Utilization Date or on any other date acceptable to FMO.

5.2.2	No Default

No Default shall have occurred and be continuing.

5.2.3	No Material Adverse Effect

Nothing has occurred which has had or could reasonably be expected to have a Material Adverse Effect.

5.2.4	Material Loss

Since December 31, 2009, the Borrower has not incurred any material loss or liability.

5.2.5	Material Adverse Change

No material adverse change in the financial condition of the Borrower or in the condition of either the international financial markets or the financial market of the Country has occurred such that FMO determines in its reasonable judgement that its extension of any facility under the terms and conditions set forth in this Agreement would be inconsistent with the banking practices of prudent, international development finance institutions.

5.2.6	Representations and Warranties

The representations and warranties made by the Borrower in Section 4.1 (Representations and Warranties) shall be true and correct in all material respects on and as of the date of that Utilization with the same effect as if those representations and warranties had been made on and as of the date of that Utilization.

5.2.7	Additional Legal Opinions

FMO shall have received, if FMO so requires, a legal opinion or opinions in form and substance satisfactory to FMO with respect to such matters as FMO may reasonably request relating to that Utilization.

5.2.8	Additional Documents

FMO shall have received such other documents it may reasonably request in relation to the requested Utilization.

5.2.9	Fees and Expenses

FMO shall have received all fees and expenses due to it or its agents and representatives under the Finance Documents prior to the date of the relevant Utilization (and which, in the case of reimbursable fees and expenses, have been invoiced to the Borrower).

5.2.10	Use of Proceeds

FMO shall have received, with respect to each Utilization Request, such evidence as FMO may reasonably request in order to confirm that the proposed application of the proceeds of that Utilization or the actual application of the proceeds of any prior Utilization are or will be in compliance with Section 6.1.7 (Use of Proceeds).

5.2.11	Notes

FMO shall have received Notes, duly executed and delivered by the Borrower in the number and amounts corresponding to the requested Utilization, as required under Section 3.13 (Notes).
5.3	Conditions to each Utilization other than the first Utilization

The obligation of FMO to make any Utilization, other than the first Utilization, is subject to the receipt by FMO prior to the date of such Utilization of a certificate of the Borrower, signed by two Authorized Representatives of the Borrower (including at least one Authorized Representative who is an officer or director of the Borrower with responsibility for a finance or treasury function) in their capacities as attorneys-in-fact for the Borrower with sufficient power to perform the acts contemplated herein, (a) certifying that the proceeds of all Utilizations borrowed ninety (90) days’ or more prior to the proposed Utilization Date have been used by the Borrower to make Eligible Sub-loans in accordance with Section 2 and Section 6.1.7 (Use of proceeds) of this Agreement; (b) identifying the Clients and describing such Eligible Sub-loans in sufficient detail for FMO to verify compliance with the Borrower’s obligations under this Agreement and the other Finance Documents; and (c) subject to Section 6.1.10(c) and (d), providing FMO with the documents evidencing the creation and perfection of the Security in accordance with the Security Documents.

5.4	Conditions for FMO Benefit

The conditions in this Section 5 are for the benefit of FMO and may be waived only by FMO in its sole discretion.

6.	COVENANTS

The undertakings in this Section 6 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents.

6.1	Affirmative Covenants

The Borrower shall:
6.1.1	Financial Covenants

Ensure that it maintains and complies with the following financial covenants at all times, and abstains from any action which may result in the breach thereof:
(a)	a Capital Adequacy Ratio of more than eleven percent (>11%);
(b)	a Cost to Income Ratio of less than eighty-five percent (<85%);
(c)	an Open Loan Exposure Ratio of less than twenty-five percent (<25%);
(d)
an Un-hedged Open Currency Position: (i) not exceeding twenty five percent (25%) of Total Capital in respect of short positions; and (ii) not exceeding one hundred percent (100%) of Total Capital in respect of long positions;

(e)
an Economic Group Exposure Ratio of not more than fifteen percent (≤15%), provided that the Economic Group Exposure Ratio shall not exceed twenty-five percent (≤25%) in the case of preferred guarantees (but excluding in this latter calculation amounts held in correspondent accounts in investment grade banks (rated A+ or higher) and any amounts held to repay any instalment of the Borrower’s external debt; and

(f)	an Interest Rate Risk Ratio for any Time Period of not less than negative ten percent (≥-10%) and not more than ten percent (≤10%).
6.1.2	Authorizations

Promptly obtain, comply with and do all that is necessary to maintain in full force and effect, and supply certified copies to FMO of, any Authorization required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

6.1.3	Compliance with Laws
(a)
Comply with all laws to which it may be subject, including, but not limited to, the Argentine foreign exchange regulations necessary to permit the Borrower to purchase and wire transfer a sufficient amount of Dollars to repay the principal amount of, and interest, fees, costs and any other amounts payable under the Finance Documents, as they become due, without the authorization of the Central Bank, and all other applicable Banking Regulations. As soon as practicable after each Utilization Date, but in any event no later than ten (10) Business Days after each Utilization Date, the Borrower shall report and validate the indebtedness under this Agreement to the Central Bank in accordance with the Central Bank’s regulation “Comunicación A 3602” or any other Applicable Law. The Borrower shall update the information provided to the Central Bank in accordance with Central Bank’s regulation “Comunicación A 3602”, as amended, or such other Applicable Law in effect from time to time.

(b)
Sell into Argentine Pesos in the Argentine foreign exchange market, as soon as practicable after receipt and without any delay, the Dollar funds received with the disbursement of such Utilization, and deposit those proceeds in Argentine Pesos into the Borrower’s bank account in the Country, in order to comply with the mandatory 365-day permanence period mandated in the Banking Regulations (Central Bank regulation “Comunicación A 4354”, as amended).

6.1.4	Corporate Governance

Comply in all material respects with the corporate governance guidelines set out in ANNEX C (Corporate Governance Guidelines).

6.1.5	Taxation

Duly and punctually pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties except to the extent that:
(a)	payment is being contested in good faith;
(b)	adequate reserves are being maintained for those Taxes in accordance with the Accounting Principles; and
(c)	such payment can be lawfully withheld.
6.1.6	Access

Permit FMO and/or accountants or other professional advisers and contractors of FMO free access at all reasonable times and on reasonable notice at the cost of the Borrower to:
(a)	inspect and take copies and extracts from the books, accounts and records of the Borrower;
(b)	view the assets and premises of the Borrower; and
(c)	meet and discuss matters with senior management employees of the Borrower.
6.1.7	Use of Proceeds

Ensure that all proceeds of each Utilization are used within ninety (90) days’ of their utilization exclusively to make long-term Eligible Sub-loans to Eligible Sub-borrowers in accordance with the provisions of this Agreement.

6.1.8	Change of Business

Procure that no substantial change is made to the general nature of the business of the Borrower from that carried on at the date of this Agreement.

6.1.9	Compliance with Environmental and Social Requirements

Comply with, and ensure that each Client complies with, all Environmental and Social Requirements at all times and take all reasonable steps in anticipation of known or expected future changes to or obligations under the same. Furthermore, the Borrower will use its best efforts to act in accordance with the Core Labour Standards and the Basic Terms and Conditions of Employment, insofar as these exceed the requirements of Social Laws.

6.1.10	Ranking; Security
(a)
Ensure at all times that its obligations under the Finance Documents (a) rank at least pari passu in all respects with all the Borrower’s other present and future unsecured and unsubordinated obligations save those obligations mandatorily preferred by law applying to companies generally, and (b) will rank in priority to any direct and/or indirect unsecured and unsubordinated claims of the shareholders and Affiliates of the Borrower;

(b)
Ensure that prior to the first Utilization hereunder and at all times thereafter that: (i) each Security Document has been duly executed and is in full force and effect; (ii) all Security created or expressed to be created or evidenced by the Security Documents is fully created over the existing Eligible Sub-loans constituting part of such Security or its creation is subject only to the existence of any future Eligible Sub-loans constituting part of such Security, and is perfected in accordance with the Security Documents and any Applicable Laws, except that the Borrower will be permitted to complete the perfection with the registration set forth in Section 3.04(i) of the Security Agreement with respect to the Eligible Sub-loans funded with the proceeds of the first Utilization of the Loan under this Agreement within two hundred (200) days from the date of such first Utilization, provided, however, that such registration shall be retroactive to the date of creation of each such Eligible Sub-loan; and that (iii) all Security constituted or to be constituted by the Security Documents has and will have first ranking priority and that such Security is not subject to any prior ranking or pari passu ranking Liens;

(c)
Within ninety (90) days after each Utilization Date, assign and grant a security interest in Eligible Sub-loans made utilizing the proceeds of such Utilization and perfect and ensure that such Security remains perfected at all times thereafter, in accordance with the Security Agreement, except that the Borrower will be permitted to complete the perfection with the registration set forth in Section 3.04(i) of the Security Agreement with respect to the Eligible Sub-loans funded with the proceeds of the such Utilization within two hundred (200) days from the date of such Utilization, provided, however, that such registration shall be retroactive to the date of creation of each such Eligible Sub-loan;

(d)
Within ninety (90) days after making each Eligible Sub-loan utilizing the proceeds of any Utilization, deliver to FMO a copy of such Eligible Sub-loan and all the relevant documents evidencing to FMO’s satisfaction the perfection of the assignment and granting of the security interest of such Eligible Sub-loan, all in accordance with and as further provided in the Security Agreement, except that the Borrower will be permitted to provide evidence of completion of the registration set forth in Section 3.04(i) of the Security Agreement with respect to Eligible Sub-loans funded with the proceeds of each Utilization within two hundred (200) days from the date of such Utilization, provided, however, that such registration shall be retroactive to the date of creation of each such Eligible Sub-loan; and

(e)
As soon as possible, but in any event not later than one hundred and twenty (120) days after the end of each calendar year, deliver to FMO a report, certified by the Auditors and in form and substance satisfactory to FMO:(i) identifying the assets subject to the Security, (ii) certifying that the contents of the Eligible Sub-loan Report delivered in respect of that calendar year pursuant to Section 6.3.4 (Eligible Sub-loan Reports) are correct and accurate; (iii) confirming that all Eligible Sub-loans constituting part of the Security are not more than ninety (90) days overdue and qualify for a risk category rating higher than ‘con problemas’ under the Banking Regulations, and (iv) certifying that the Borrower is in compliance of Central Bank’s regulation “Comunicación A 3602”, as amended.

6.2	Negative covenants

The Borrower shall not:
6.2.1	Negative Pledge

Create or permit to exist any Lien on any property, revenues or other assets, present or future, of the Borrower, except for: (i) the Security; (ii) any tax or other Lien arising by operation of law while the obligation underlying that Lien is not yet due, or if due, is being contested in good faith by appropriate proceedings and so long as the Borrower has set aside adequate reserves sufficient to promptly pay in full any amounts that the Borrower may be ordered to pay on final determination of any such proceedings; (iii) Liens which the Borrower is required to constitute with or in favor of any Authority pursuant to the Banking Regulations and other statutory preferences which are generally applicable to deposit-taking institutions; (iv) other Liens constituted or otherwise arising in the ordinary course of banking business, provided that they fall within the limits permitted by the Banking Regulations; and (v) any Lien created under a repurchase agreement involving the sale and repurchase of securities entered in the ordinary course of business and on the basis of arm’s-length arrangements.

6.2.2	Acquisitions

Without the prior written consent of FMO, acquire any company, business, assets or undertaking except for acquisitions made in the ordinary course of its banking business, provided that such acquisitions fall within the limits permitted by the Banking Regulations.

6.2.3	Joint Ventures

Without the prior written consent of FMO: (i) acquire or agree to acquire any shares, stocks, securities or other interest in any Joint Venture; or (ii) transfer any assets or lend to or guarantee or indemnify or give security for, or agree to transfer, lend, guarantee, indemnify or give security for the obligations of a Joint Venture, except for any such acquisitions, transfers, loans, guarantees, indemnities and/or security (or agreements to do any of the foregoing) made or given in the ordinary course of its banking business, provided that such transactions fall within the limits permitted by the Banking Regulations.

6.2.4	Loans and Guarantees

Without the consent of FMO, make any loans, grant any credit or give any guarantee or indemnity (in each case except in the ordinary course of business) to or for the benefit of any person or voluntarily assume any liability, whether actual or contingent in respect of any obligation of any person, except for loans, grants of credit, guarantees or indemnities in respect of liabilities made or given in the ordinary course of its banking business, provided that such transactions fall within the limits permitted by the Banking Regulations.

6.2.5	Dividends

Without the prior written consent of FMO, pay, make or declare any dividend or other distribution to its shareholders unless:
(a)	No Default or Event of Default has occurred and is continuing or would result from the payment of such dividend or distribution; and
(b)	Such payment is permitted in accordance with Banking Regulations.
6.2.6	Merger

Undertake or permit any merger, spin-off, consolidation or reorganization; or sell, transfer, lease or otherwise dispose of all or a substantial part of its assets, other than in strict accordance with the Banking Regulations then in effect.

6.2.7	Arm‘s length basis

Without the prior written consent of FMO, enter into any transaction with any person or enter into or continue business relations with any shareholder, employee, Affiliate, Holding Company and/or Subsidiary except on proper negotiated commercial arm’s length terms.

6.2.8	Excluded Activities

Engage in, finance or provide loans, capital or other funding to, any Client or other person performing or engaging in any of the excluded activities listed in Schedule 9 (Excluded Activities).

6.2.9	Auditors

Without the prior written consent of FMO, appoint any company, firm or individual to replace the Auditors, provided that the Borrower may replace its Auditors without the prior written consent of FMO if: (a) the replacement Auditors consist of one of the following auditing firms: Deloitte, Ernst & Young, KPMG or PricewaterhouseCoopers; and (b) the Borrower provides FMO with not less than thirty (30) days’ prior written notice of such replacement. The Borrower shall comply with all Applicable Laws of the Country regarding the auditing of its financial statements and the appointment and maintenance of auditors.

6.2.10	ERISA

Establish, maintain, contribute to or become obligated to contribute to any ERISA Plan or permit any Subsidiary to do so.
6.3	Informational Covenants

The Borrower shall:
6.3.1	Financial Statements
Supply to FMO in the English language:
(a)
as soon as the same become available, but in any event within one hundred and twenty (120) days after the end of each of its financial years its audited consolidated financial statements for that financial year, prepared in accordance with the Accounting Principles and in the format required by the Central Bank; and

(b)
as soon as the same become available, but in any event within sixty (60) days after the end of each quarter of each of its financial years its unaudited consolidated financial statements for that period, prepared in accordance with the Accounting Principles and in the format required by the Central Bank.

6.3.2	Compliance Certificate

Supply to FMO, with each set of financial statements delivered pursuant to Section 6.3.1 (Financial Statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Section 6.1.1 (Financial Covenants) as at the date as at which those financial statements were drawn up. Each Compliance Certificate shall be signed by two Authorized Representatives of the Borrower (including at least one Authorized Representative who is an officer or director of the Borrower with responsibility for a finance or treasury function) and, in the case of the financial statements delivered pursuant to Section 6.3.1(a), shall be reported on by the Auditors in a form acceptable to FMO.

6.3.3	Requirements as to Financial Statements
(a)
Ensure that each set of financial statements delivered by the Borrower pursuant to Section 6.3.1 (Financial Statements) is certified by two Authorized Representatives (including at least one Authorized Representative who is an officer or director of the Borrower with responsibility for a finance or treasury function) of the Borrower as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

(b)
Procure that each set of its financial statements delivered pursuant to Section 6.3.1 (Financial Statements) is prepared using the Accounting Principles, and accounting practices and financial reference periods consistent with those applied in the preparation of the Financial Statements unless, in relation to any set of financial statements, it notifies FMO that there has been a change in the Accounting Principles, or the accounting practices or reference periods and its Auditors deliver to FMO:

(i)
a description of any change necessary for those financial statements to reflect the Accounting Principles, accounting practices and reference periods upon which the Financial Statements were prepared; and

(ii)
sufficient information, in form and substance as may be reasonably required by FMO, to enable FMO to determine whether Section 6.1.1 (Financial Covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements;

provided that any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Financial Statements were prepared.
6.3.4	Eligible Sub-loan Reports

Supply to FMO, with each set of financial statements delivered pursuant to Section 6.3.1(a) (Financial Statements), an Eligible Sub-loan Report setting out (in reasonable detail) the characteristics of each Eligible Sub-loan to which the proceeds of any Utilization made pursuant to this Agreement by FMO to the Borrower under the Facility have been exclusively applied.

6.3.5	Environmental and Social Reporting
(a)
Annually, the Borrower shall, as soon as the same becomes available, but in any event no later than the date it has delivered its audited annual financial statements pursuant to Section 6.3.1(a), deliver to FMO an Annual Environmental and Social Performance Report covering the preceding calendar year, in form and substance satisfactory to FMO; and

(b)	Inform FMO in writing as soon as reasonably practicable upon becoming aware of the same:
(i)	of any Environmental and Social Claim being commenced against it, any member of the Group, and/or any Client; or
(ii)	of any facts or circumstances which will or are reasonably likely to result in any Environmental and Social Claim being commenced or threatened against it, any member of the Group and/or any Client.

6.3.6	Miscellaneous
(a)	Supply to FMO:
(i)
all documents dispatched by the Borrower to its shareholders (or any class of them) or its creditors generally (including but not limited to its annual reports to shareholders) and any material document or communication dispatched to the Central Bank or any other supervisory authority (if any), in each case at the same time as they are dispatched;

(ii)
promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against it or any member of the Group or any Client, and which might, if adversely determined, have a Material Adverse Effect; and

(iii)	promptly upon becoming aware of the same (or upon the request of FMO) any other information regarding the financial condition, business and operations of any member of the Group or any Client, which, in each (or any such) case could reasonably be expected to be (or which, in the opinion of FMO, is) relevant to the ongoing evaluation of the Borrower’s credit risk, to the quality or performance of the Borrower’s Sub-loan portfolio, to the evaluation or determination of whether any event or circumstance might have a Material Adverse Effect, or to the compliance with or performance of any of the Borrower’s obligations under the Finance Documents; and
(b)	Supply to FMO, as soon as possible after the date of this Agreement, its assigned VAT number and any other details in respect thereof.
6.3.7	Notification of Default
(a)	Notify FMO of any Default (and the steps, if any, being taken to remedy it) promptly upon (and in any event not later than ten (10) Business Days after) becoming aware of its occurrence.
(b)
Promptly upon a request by FMO, the Borrower shall supply to FMO a certificate signed by two of its Authorized Representatives on its behalf certifying that no Default is continuing or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it.

6.4	Insurance Covenants

The Borrower shall:
6.4.1
maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies in accordance with good industry practices against those risks and to the extent as is usual for companies carrying on the same or substantially similar business and any other insurances as may be required by Applicable Law; and

6.4.2	ensure that all premiums are paid on time and other obligations of the Borrower under the insurance policies are duly complied with.

7.	EVENTS OF DEFAULT
7.1	Events of Default

Each of the events or circumstances set out in this Section 7.1 is an Event of Default.
7.1.1	Non-Payment

The Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable.

7.1.2	Financial Covenants

Any requirement of Section 6.1.1 (Financial Covenants) is not satisfied.

7.1.3	Other Obligations

The Borrower fails to comply with any of its obligations under any of the Finance Documents (other than those referred to in Section 7.1.1 (Non-Payment) and Section 7.1.2 (Financial Covenants)) and such failure, being capable of remedy, is not remedied within thirty (30) days from the date on which the Borrower became aware, or should have become aware, of such failure.

7.1.4	Misrepresentation

Any representation or statement made or deemed to be made by the Borrower in the Finance Documents or any other document delivered by or on behalf of the Borrower under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

7.1.5	Cross Default and Cross Acceleration
(a)
Any Financial Indebtedness of the Borrower or any of its Subsidiaries is not paid when due and such non-payment is not cured within the earlier of seven (7) days or any shorter period after which such non-payment would constitute an event of default (however described) under or with respect to any other Financial Indebtedness of the Borrower or any of its Subsidiaries.

(b)
Any Financial Indebtedness of the Borrower or any of its Subsidiaries is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)
Any commitment for any Financial Indebtedness of the Borrower or any of its Subsidiaries is cancelled or suspended by a creditor of the Borrower or any of its Subsidiaries as a result of an event of default (however described) and such event of default is not cured within the earlier of seven (7) days or any shorter period after which such event of default would constitute an event of default (however described) under or with respect to any other Financial Indebtedness of the Borrower or any of its Subsidiaries.

(d)
Any creditor of the Borrower or any of its Subsidiaries becomes entitled to declare any Financial Indebtedness of the Borrower or any of its Subsidiaries due and payable prior to its specified maturity as a result of an event of default (however described) and such event of default is not cured within the earlier of seven (7) days or any shorter period after which such event of default would constitute an event of default (however described) under or with respect to any other Financial Indebtedness of the Borrower or any of its Subsidiaries.

7.1.6	Involuntary Bankruptcy
(a)	A decree or order by a court is entered against the Borrower or any of its Subsidiaries:
(i)	adjudging the Borrower or such Subsidiary bankrupt or insolvent;
(ii)	approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of, or with respect to, the Borrower or such Subsidiary under any Applicable Law;
(iii)
appointing an administrator (‘administrador’), intervener (‘interventor’), controller (‘veedor’) appointed by the Central Bank under Section 34 of Argentine Law 21,526, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Borrower or such Subsidiary or of any substantial part of its respective property or other assets;

(iv)	ordering the winding up or liquidation of its or such Subsidiary’s affairs; or
(v)
(v) the Central Bank (A) initiates a proceeding under Section 34 of the Argentine Law 21,526 requesting the Borrower to submit a plan under such Section or (B) orders a temporary, total or partial suspension of the activities of the Borrower pursuant to Section 49 of the charter of the Central Bank or (C) orders any general assignment for the benefit of creditors under the restructuring process contemplated under Section 35.bis of the Argentine Law 21,526.

(b)
Any petition is filed seeking any of the actions set forth in sub-Sections 7.1.6(a)(i) to (v) and is not dismissed by a competent court under Argentine law 24,522, as amended within fifteen (15) Court Days from the date such petition is served for the first time on the Borrower or such Subsidiary, as the case may be, if such petition is being contested in good faith by appropriate proceedings during such period.

(c)
Any action is taken by the Central Bank or other Authority seeking the liquidation of, the appointment of a receiver for, or other similar action with respect to, the Borrower or any of its Subsidiaries.

7.1.7	Voluntary Bankruptcy

The Borrower or any of its Subsidiaries:
(a)	requests a moratorium or suspension of payment of debts from any court;
(b)	institutes proceedings or takes any form of corporate action to be liquidated, adjudicated bankrupt or insolvent;
(c)	takes any step towards or in furtherance of a judicial reorganization (‘concurso preventivo’) or an out-of-court restructuring (‘acuerdo preventivo extrajudicial’) under Argentine law;
(d)	consents to the institution of bankruptcy or insolvency proceedings against it or any of its Subsidiaries;
(e)
files a petition or answer or consent seeking reorganization or relief under any Applicable Law, or consent to the filing of any such petition or to the appointment of an administrator (‘administrador’), intervener (‘interventor’), controller (‘veedor’) appointed by the Central Bank under Section 34 of Argentine Law 21,526, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) in respect of the Borrower or any of its Subsidiaries or of any substantial part of its or such person’s respective property or other assets;

(f)	agrees to or makes a general assignment for the benefit of creditors; or
(g)	admits in writing its inability to pay its debts generally as they become due or otherwise becomes insolvent.
7.1.8	Creditors’ Process

Any expropriation, attachment, sequestration, distress or execution affects any of the Borrower’s assets or assets of its Subsidiaries.

7.1.9	Analogous Events

Any other event occurs which under any Applicable Law would have an effect analogous to any of those events listed in Section 7.1.6 (Involuntary Bankruptcy), Section 7.1.7 (Voluntary Bankruptcy) or Section 7.1.8 (Creditors’ Process) and such event is not discharged or dismissed within the applicable cure periods set forth in each of such provisions.

7.1.10	Revocation; Unlawfulness; Repudiation

Any Finance Document or any of its provisions:
(a)	is revoked, terminated or ceases to be in full force and effect or ceases to provide the security intended, without, in each case, the prior consent of FMO;
(b)	becomes unlawful or is declared void, or it is or becomes unlawful for the Borrower to perform any of its obligations under any Finance Document; or

(c)
is repudiated or its validity or enforceability is challenged by any person and any such repudiation or challenge is not withdrawn within thirty (30) days of the notice of FMO to the Borrower requiring such withdrawal; provided that no such notice shall be required or, as the case may be, the notice period shall terminate if and when such repudiation or challenge becomes effective.

7.1.11	Governmental Intervention
By or under the authority of any government or other Authority:
(a)
the management of the Borrower or any of its Subsidiaries is wholly or partially displaced or the authority of the Borrower or any of its Subsidiaries in the conduct of its business is wholly or partially curtailed; or

(b)	any of the issued shares of the Borrower or any of its Subsidiaries or the whole or any part of its respective revenues or assets is seized, nationalized, expropriated or compulsorily acquired.
7.1.12	Material Adverse Effect

Any event or circumstance occurs which, in the opinion of FMO, could reasonably be expected to have a Material Adverse Effect.

7.1.13	Illegality

It becomes unlawful in any applicable jurisdiction for FMO to perform any of its obligations as contemplated by this Agreement or to fund or maintain any Utilization.

7.1.14	Change of Control

The Major Shareholder ceases to Control the Borrower and/or any person or group of persons acting in concert gains Control of the Borrower.

7.1.15	Moratorium; Foreign Exchange Restriction Event; Interest Rate Regulation
(a)
Any Authority of the Country declares any general moratorium or payment delay, refusal to pay or acknowledge a payment obligation, repudiation or other action (whether or not formally announced) which relates to debts or any category of debts not to be paid in accordance with their terms, or any other event or circumstance occurs that directly or indirectly prevents the Borrower or FMO from retaining Dollar currency within the Country, from converting the Local Currency to Dollars or from transferring Dollars outside the Country, or any other Foreign Exchange Restriction Event shall occur, which prevents the Borrower from fulfilling any obligation under this Agreement or any other Finance Document.

(b)	The Borrower expressly waives the right to invoke any defense of payment impossibility (including any defense under Section 1198 of the Argentine Civil Code) or impossibility of paying in Dollars.

7.1.16	Impairment of Security

The Borrower does not comply with any provision of a Security Document or any Security Document ceases to be legal, valid, binding, enforceable, effective or perfected or is alleged by a party to it (other than the Lender) to be ineffective, or the value of the Security has been or is threatened to be decreased.

7.2	Acceleration
7.2.1	On and at any time after the occurrence of an Event of Default, FMO may, by notice to the Borrower, take any or all of the following actions:
(a)	cancel all or any portion of the Available Facility whereupon such Available Facility shall immediately be cancelled;
(b)
declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents, be immediately due and payable, whereupon they shall become immediately due and payable;

(c)
declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be payable on demand, whereupon they shall immediately become payable on demand by FMO on the instructions of FMO; or

(d)
enforce all or any part of any guarantees, collateral or other security (including the Security) securing any obligation under any Finance Document and apply the proceeds thereof towards amounts accrued or outstanding under the Finance Documents, provided that, in the event of an actual or deemed entry of an order for relief with respect to the Borrower under Section 7.1.6 (Involuntary Bankruptcy) or Section 7.1.7 (Voluntary Bankruptcy), the obligation of FMO to fund any Utilization shall automatically be terminated and the Loan, together with accrued interest, fees, expenses and all other amounts accrued or outstanding under the Finance Documents, shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind.
7.2.2
The Borrower waives any right it might have to further notice, presentment, demand or protest with respect to any acceleration, whether automatic or not, or demand for immediate payment of all or part of amounts due under any Finance Document.

8.	MISCELLANEOUS

8.1	Changes to Lender
8.1.1	Assignments by Lender

Subject to this Section 8, FMO may assign or otherwise transfer all or any of its rights or obligations under this Agreement to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

8.1.2	Conditions of Assignment or Transfer
(a)
An assignment will only be effective on receipt by the Borrower of written confirmation from the New Lender that the New Lender will assume the same obligations to the other Parties as it would have been under if it was FMO.

(b)	A transfer will only be effective if the procedure set out in Section 8.1.4 (Procedure for Transfer) is complied with.
8.1.3	Limitation of Responsibility of FMO
(a)	Unless expressly agreed to the contrary, FMO makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;
(ii)	the financial condition of the Borrower;
(iii)	the performance and observance by the Borrower of its obligations under the Finance Documents or any other documents; or
(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.
(b)	A New Lender shall confirm to FMO that it:
(i)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with its acceptance of any assignment by FMO of FMO’s rights or obligations under this Agreement and has not relied exclusively on any information provided to it by FMO in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities while any amount is or may be outstanding under the Finance Documents.

(c)	Nothing in any Finance Document obliges FMO to:
(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Section 8; or
(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower of its obligations under the Finance Documents or otherwise.
8.1.4	Procedure for Transfer
(a)
Subject to the conditions set out in Section 8.1.2 (Conditions of Assignment or Transfer), an assignment is effected in accordance with sub-Section 8.1.4(b) when FMO executes an otherwise duly completed Assignment and Assumption Agreement. FMO shall, subject to sub-Section 8.1.4(b), as soon as reasonably practicable after receipt by it of a duly completed Assignment and Assumption Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute and date that Assignment and Assumption Agreement.

(b)
FMO shall only be obliged to execute an Assignment and Assumption Agreement delivered to it by the New Lender upon the New Lender’s completion of all “know your customer” or other checks relating to any person that it is required to carry out in relation to the transfer to such New Lender.

(c)	On the effective date of the Assignment and Assumption Agreement:
(i)
to the extent that in the Assignment and Assumption Agreement FMO seeks to transfer all of its rights and obligations under the Finance Documents the Borrower and FMO shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)
the Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that the Borrower and the New Lender have assumed and/or acquired the same in place of the Borrower and FMO;

(iii)	the New Lender shall become a Party as a “Lender” and reference in this Agreement to “FMO” shall be construed to be reference to the “Lender”.
8.1.5	Copy of Assignment and Assumption Agreement to Borrower

FMO shall as soon as reasonably practicable after it has executed an Assignment and Assumption Agreement, send to the Borrower a copy of that Assignment and Assumption Agreement.

8.1.6	Disclosure of Information

FMO may disclose to any other person:
(a)	to (or through) whom FMO assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;
(b)
with (or through) whom FMO enters into (or may potentially enter into) any participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or the Borrower; or

(c)	to whom, and to the extent that, information is required to be disclosed by any Applicable Law, any information about the Borrower, the Group and the Finance Documents as FMO shall consider appropriate if in relation to sub-Section 8.1.6(a) or sub-Section 8.1.6(b), when the person to whom the information is to be given has entered into a confidentiality undertaking in a form satisfactory to FMO.
8.2	Changes to the Borrower

The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents, without the prior written consent of FMO. FMO may consent or withhold its consent to any such assignment or transfer in its sole and absolute discretion.

8.3	Conduct of Business by FMO

No provision of this Agreement will:
(a)	interfere with the right of FMO to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
(b)	oblige FMO to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
(c)	oblige FMO to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
8.4	Payment Mechanics
8.4.1	Payments to FMO
(a)
On each date on which the Borrower is required to make a payment to FMO under a Finance Document, the Borrower shall make the same available to FMO (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by FMO as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made into the bank account specified below or such other account located in New York, New York, United States of America, specified from time to time by FMO:

bank account number 456.060.893.941 in the name of Nederlandse Financierings-Maatschappij voor Ontwikkelingslanden N.V., Anna van Saksenlaan 71, 2593 HW The Hague, The Netherlands, with ABN AMRO Bank N.V., New York Branch, New York, NY 10017, USA, S.W.I.F.T. BIC: ABNAUS33, A.B.A. number/Fedwire Route Code: 026 009 580, stating reference number 0000119688 (Banco de Galicia y Buenos Aires S.A. — Argentina), or to such other account as is specified by the Lender to the Borrower from time to time.

8.4.2	Distributions by FMO

On each date on which this Agreement requires an amount to be paid by FMO to the Borrower, FMO shall make the same available to the Borrower to the relevant account specified below or such other account specified from time to time:

Account No. 2000192261221 in the name of Banco de Galicia y Buenos Aires S.A., with Wells Fargo Bank, New York, New York, U.S.A., S.W.I.F.T. BIC PNBP US 3N NYC, CHIPS Routing Number: 509, FEDWIRE transit routing number 026005092.

8.4.3	Distributions to the Borrower

FMO may (with the consent of the Borrower or in accordance with Section 8.5 (Set-off)) apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

8.4.4	Partial Payments
(a)
If FMO receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, FMO shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of FMO under the Finance Documents;
(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;
(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and
(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)	FMO may allocate amounts received to the categories, and vary the order set out, in sub-Sections 8.4.4(a)(i) to (iv) in any manner it thinks fit.
(c)	Any application of payments made by FMO in accordance with sub-Sections 8.4.4(a) or (b) above will override any application made, or instruction given, by the Borrower with respect to such payments.

8.4.5	No Set-off by the Borrower

All payments to be made by the Borrower under this Agreement or any other Finance Document shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
8.4.6	Business Days
(a)
Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
8.4.7	Currency of Account
(a)	Subject to sub-Section 8.4.7(b) and sub-Section 8.4.7(c), the Dollar is the currency of account and payment for any sum due from the Borrower under any Finance Document.
(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
(c)	Any amount expressed to be payable in a currency other than Dollars shall be paid in that other currency.
(d)
FMO may, in its sole discretion, elect to receive all or any portion of any amount then due and payable by Borrower in Local Currency, by notice to the Borrower, indicating the amount to be paid in Local Currency. Payment of such amounts pursuant to such an election shall not discharge the Borrower from any other amount payable under this Agreement or any other Finance Document, including any amount payable as a result of any payment not being discharged in Dollars as required under this Section 8.4.7.

8.4.8	Change of Currency
(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognized by the central bank of any country as the lawful currency of that country, then:
(i)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by FMO (after consultation with the Borrower); and

(ii)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognized by the central bank for the conversion of that currency or currency unit into the other, reasonably rounded up or down by FMO.

(b)
If a change in any currency of a country occurs, this Agreement will, to the extent FMO (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

8.4.9	Payment under a Foreign Exchange Restriction Event

The transactions contemplated by this Agreement and the other Finance Documents are international transactions in which the specification of Dollars as the currency of payment and the specification of New York (or any other place outside of the Country), as the case may be, are of the essence. Accordingly, notwithstanding anything to the contrary in this Agreement or any other Finance Document, if the Borrower (1) fails to maintain sufficient funds outside the Country to enable it to comply with its obligations hereunder, or (2) is unable, due to the occurrence of any Foreign Exchange Restriction Event or otherwise, to purchase sufficient Dollars with Pesos on any Repayment Date or any Interest Payment Date or any other date on which a payment is due hereunder directly at the foreign exchange market in the Country and to subsequently transfer such Dollars abroad either into FMO’s bank account specified in accordance with Section 8.4.1(b), the Borrower shall not be released or excused from any obligation under this Agreement or any other Finance Document to effect payment in Dollars or in New York (or such other place outside the Country) and no payment in a currency other than Dollars or in another place shall operate to discharge such obligation and the Borrower shall acquire Dollars by: (i) purchasing with Pesos any series of “Argentine Discount Bonds” or “Argentine Par Bonds” or any other securities or public or private bonds denominated in Dollars and listed at the Buenos Aires Stock Exchange (the “Designated Securities”), and subsequently transferring and selling the Designated Securities outside the Country for Dollars in compliance with Applicable Laws of the Country; or (ii) by means of any other procedure existing in the Country or abroad for the purchase of Dollars and their subsequent transfer abroad. All costs and Taxes payable in connection with the transactions contemplated by sub-paragraphs (i) and (ii) of this Section 8.4.9 above shall be borne by the Borrower.

8.5	Set-off

FMO may set off any matured obligation due (whether due at scheduled maturity, by reason of acceleration or mandatory prepayment, or otherwise) from the Borrower under the Finance Documents against any matured obligation owed by FMO to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, FMO may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

8.6	Notices
8.6.1	Communications in Writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, letter or e-mail.

8.6.2	Address and Delivery

Any notice or demand to be made by one person (a “first person”) to another under or in connection with the Finance Documents may be served by depositing such notice or demand at the address identified with the name of such other person below (or such other address as such other person may previously have specified to the first person in writing) or by letter posted by prepaid first-class post to such address (which shall be deemed to have been served on the fifth day following the date of posting), or by fax to the fax number identified with the name of such other person below (or such other fax number as such other person may previously have specified to the first person in writing) (which shall be deemed to have been received when transmission has been completed), or by e-mail to the e-mail address identified with the name of such other person below (or such other e-mail number as such other person may previously have specified to the first person in writing) (which shall be deemed to have been received when transmission has been completed and the recipient provides confirmation of receipt by means of a writing which is not automatically generated by the recipient’s e-mail system); provided that any notice to be served on FMO shall be effective only when actually received by FMO, marked for the attention of the department or officer specified by FMO for such purpose.

For the Borrower:
Banco de Galicia y Buenos Aires S.A.
Tte. J.D. Perón 407 (C1038AAI)
Buenos Aires, Argentina
Attention: Carlos E. López
Facsimile: +5411 6329-6484
E-mail: carlos.e.lopez@bancogalicia.com.ar
For FMO:
Nederlandse Financierings-Maatschappij
voor Ontwikkelingslanden N.V.
Anna van Saksenlaan 71, 2593 HW
The Hague, The Netherlands
Attention: Financial Institutions, Latin America & Caribbean Department
Facsimile: +31 70 314 9831
Email: MonLAC@fmo.nl

8.6.3	Notification of Address and Fax Number

Promptly upon a change of its address, fax number or e-mail, a Party shall notify the other Party.

8.6.4	Language
(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)
This Agreement and each other Finance Document (other than any Note and any Security Document governed by the laws of the Country) has been prepared and executed in the English language. In the event of any ambiguity, inconsistency or conflict between this English language version of this Agreement or any other Finance Document (other than any Note or any Security Document governed by the laws of the Country) executed in the English language, and any Spanish or other translation thereof, the English language version shall prevail. In the event of any ambiguity, inconsistency or conflict between the Spanish language version of any Note or any Security Document governed by the laws of the Country, and any English or other translation thereof, the Spanish language version shall prevail.

(c)
All other documents provided under or in connection with any Finance Document must be in English or, if not in English and if so required by FMO, accompanied by a certified English translation at the Borrower’s cost and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

8.7	Calculations and Certificates
8.7.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by FMO are prima facie evidence of the matters to which they relate.

8.7.2	Certificates and Determinations

Any certification or determination by FMO of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

8.7.3	Day Count Convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

8.7.4	Partial Invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, then such provision shall be limited to the extent of such illegality, invalidity or unenforceability, but neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

8.8	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of FMO, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

8.9	Amendments and Waivers

Any term of the Finance Documents may be amended or waived only with the written consent of FMO and the Borrower and any such amendment or waiver will be binding on all Parties.

8.10	Counterparts

Each Finance Document (other than the Notes) may be executed by facsimile or other electronic transmission and in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single original copy of the Finance Document.

8.11	Governing law

This Agreement shall be deemed to be a contract made under, and shall be governed by and construed in accordance with, the laws of the State of New York, United States of America, including Sections 5-1401 and 5-1402 of the New York General Obligations Law (but excluding any conflict of law rules that could cause the application of the laws of any other jurisdiction), and the meaning and construction of this Agreement and the rights and duties of the Parties hereunder shall, in all respects, be determined in accordance with such laws.

8.12	Arbitration
8.12.1	Submission to Arbitration

At the sole option of the Lender, the Lender may by notice in writing to the Borrower require that any dispute, controversy or claim arising out of or relating to this Agreement, including a dispute regarding the existence, validity, breach or termination of this Agreement (each, a “Dispute”), shall be referred to and finally settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce (the “Rules”) by one arbitrator appointed in accordance with the Rules. If the Lender gives such notice, then subject to Section 8.12.4 (Option), the Dispute to which such notice refers shall be resolved in accordance with this Section 8.12 (Arbitration).

8.12.2	Procedure for Arbitration

The arbitral tribunal shall consist of one arbitrator who shall be a lawyer with experience in international lending appointed in accordance with the Rules. The seat of the arbitration shall be New York, New York and the language of the arbitration shall be English.

8.12.3	Effect of Arbitration

Any award of the arbitral tribunal shall be binding from the day it is made, and the Parties hereby waive any right to refer any question of law and any right of appeal on the law and/or the merits to any court of law in any jurisdiction.

8.12.4	Option

Notwithstanding the delivery by the Lender of a notice of arbitration under Section 8.12.1 (Submission to Arbitration) with respect to any Dispute, before the arbitrator has been appointed to determine a Dispute, the Lender may by notice in writing to all other Parties to this Agreement require that all Disputes or a specific Dispute be heard by a court of law. If the Lender gives such notice, the Dispute to which such notice refers shall be determined in accordance with Section 8.13 (Court Jurisdiction).

8.13	Court Jurisdiction
8.13.1
Except for Disputes which the Lender has referred to arbitration pursuant to Section 8.12 (Arbitration), and without prejudice to the rights of the Lender to commence legal proceedings in any other court having jurisdiction pursuant to sub-Section 8.13.2 of this Section 8.13, any dispute, controversy or claim arising out of or relating to this Agreement or any other Finance Document, including a dispute regarding the existence, validity, breach or termination of this Agreement or of any of the Finance Documents may, at the option of the Lender, be brought in the federal courts of the United States of America located in the Southern District of New York or in the Supreme Court of the State of New York or in any other courts having jurisdiction. The Borrower irrevocably submits for itself and its property, to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any relevant appellate court, in any action or proceeding arising out of, in connection with, or relating to any of the Finance Documents or any of the transactions contemplated thereby, or for recognition or enforcement of any judgment, and each Party hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court, or to the extent permitted by law, in such federal court. Final judgment against the Borrower in any such action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, including the Country, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by law.

8.13.2
Nothing in this Section 8.13 shall affect the right of the Lender to commence legal proceedings or otherwise sue the Borrower in the Country or any other appropriate jurisdiction, or concurrently in more than one jurisdiction, or to serve process, pleadings and other legal papers upon the Borrower in any manner authorized by the laws of any such jurisdiction.

8.13.3
The Borrower hereby irrevocably designates, appoints and empowers CT Corporation System, with an office at the date hereof at 111 Eighth Avenue, New York, New York 10011, as its authorized agent solely to receive for and on its behalf service of summons or other legal process in any action, suit or proceeding the Lender may bring in New York. As long as this Agreement or any other Finance Document to which the Borrower is a party remains in force, the Borrower shall maintain a duly appointed and authorized agent to receive for and on their behalf service of any summons, complaint or other legal process in any action, suit or proceeding the Lender may bring in New York, with respect to this Agreement or that other Finance Document. The Borrower shall keep the Lender advised of the identity and location of such agent.

8.13.4
The Borrower also irrevocably consents, if for any reason the Borrower’s authorized agent for service of process of summons, complaint and other legal process in any action, suit or proceeding is not present in the State of New York, United States of America, to the service of such papers being made out of those courts by mailing copies of the papers by registered United States air mail, postage prepaid, to the Borrower at its address specified in Section 8.6.2 (Address and Delivery). In such a case, the Lender shall also send by facsimile, or have sent by facsimile, a copy of the papers to the Borrower. Service in the manner provided in this Section 8.13 in any action, suit or proceeding will be deemed personal service, will be accepted by the Borrower as such and will be valid and binding upon the Borrower for all purposes of any such action, suit or proceeding.

8.13.5	The Borrower irrevocably waives to the fullest extent permitted by Applicable Law:
(a)	any objection which it may have now or in the future to the laying of the venue of any action, suit or proceeding in any court referred to in this Section 8.13; and
(b)	any claim that any such action, suit or proceeding has been brought in an inconvenient forum.
8.13.6
To the extent that the Borrower may be entitled in any jurisdiction to claim for itself or its assets immunity in respect of its obligations under this Agreement or any other Finance Document to which the Borrower is a party from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process or to the extent that in any jurisdiction that immunity (whether or not claimed) may be attributed to it or its assets, the Borrower irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted now or in the future by the laws of such jurisdiction.

8.13.7
EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, IN CONNECTION WITH OR RELATING TO ANY FINANCE DOCUMENT OR ANY TRANSACTION CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS CLAUSE.

8.13.8
To the extent that the Borrower may, in any suit, action or proceeding brought in any of the courts referred to in sub-Section 8.13.1 or a court of the Country or elsewhere arising out of or in connection with this Agreement or any other Finance Document to which the Borrower is a party, be entitled to the benefit of any provision of law requiring the Lender in such suit, action or proceeding to post security for the costs of the Borrower, or to post a bond or to take similar action (including but not limited to the defense of ‘excepción de arraigo’ under the Civil Procedure Code of Argentina, as amended), the Borrower hereby irrevocably waives such benefit, in each case to the fullest extent now or in the future permitted under the laws of the Country or, as the case may be, the jurisdiction in which such court is located.

8.14	Third-Parties

Nothing in this Agreement, express or implied, shall confer upon any person, other than the Parties, and their successors and permitted assigns hereunder, any benefit or any legal or equitable right or remedy under this Agreement, provided that a participant in the Loan shall be entitled to the benefit of Section 8.15 (Waiver of Damages).

8.15	Waiver of Damages

To the extent permitted by Applicable Law, the Borrower shall not assert, and the Borrower hereby waives, any claim against the Lender, any participant in the Loan or any of their respective employees, officers, agents and sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Finance Document, any other document or instrument contemplated thereby, the transactions contemplated hereby or thereby, any action or inaction taken or not taken pursuant thereto or in connection therewith, and the Loan or the use of the proceeds thereof.

8.16	Survival

All covenants, agreements, representations and warranties made by or in respect of the Borrower or any other member of the Group herein or in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Finance Document shall be considered to have been relied upon by the Lender and shall survive the execution and delivery of this Agreement and the making of the Loan or any Utilization, regardless of any investigation made by the Lender and notwithstanding that the Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under any Finance Document is outstanding and unpaid and so long as any commitment has not expired or terminated. The provisions of Sections 3.9, 3.10, 3.11, 3.12 and 8.15 (Waiver of Damages) shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loan or any Utilization, the expiration or termination of the commitments or the termination of this Agreement or any other Finance Document or any other provision hereof or thereof.

8.17	Entire Agreement

This Agreement and the other Finance Documents constitute the entire agreement among the parties hereto and thereto with respect to the subject matter hereof and thereof.
* * * * *

IN WITNESS WHEREOF, each of the Parties, intending to be legally bound hereby, have caused this Agreement to be signed in their respective names as of the date first above written.
BANCO DE GALICIA Y BUENOS AIRES S.A.
AS BORROWER

Authorized Representative	Authorized Representative

NEDERLANDSE FINANCIERINGS-MAATSCHAPPIJ
VOOR ONTWIKKELINGSLANDEN N.V.,
AS LENDER

Authorized Representative	Authorized Representative
Signature page to the Term Facility Agreement

ANNEX A
AUTHORIZATIONS
1.	Certified copy of the By-laws of the Borrower with all amendments thereto, duly registered with the relevant Authority.
2.
Certified copy of the minutes / resolution of the Board of Directors of the Borrower approving the terms of the transactions contemplated by the Finance Documents and authorizing a specific person to execute and sign the Finance Documents on behalf of the Borrower.

3.	Certified copy of the minutes of the most recent Shareholders’ meeting of the Borrower appointing the members of its Board of Directors, duly registered with the relevant Authority.
4.	Certified copy of the relevant power(s) of attorney in case any Finance Document is signed by attorneys.

ANNEX B
MANDATORY COST FORMULA
1.	The Mandatory Cost is an addition to the interest rate in relation to the cost of compliance with the requirements of the European Central Bank.
2.	On the first day of each Interest Period (or as soon as possible thereafter) FMO shall calculate a rate (the “Additional Cost Rate”) as referred to in paragraph 3.
3.
The Additional Cost Rate for FMO if lending from a Participating Member State will be the percentage determined by FMO as the cost of complying with the minimum reserve requirements of the European Central Bank.

4.	FMO shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates FMO.
5.
Any determination by FMO pursuant to this Schedule in relation to the Mandatory Cost, an Additional Cost Rate or any amount payable to FMO shall, in the absence of manifest error, be conclusive and binding on all Parties.

6.
FMO may from time to time, after consultation with the Borrower, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

ANNEX C
CORPORATE GOVERNANCE GUIDELINES
What is corporate governance?
Corporate governance refers to the structures and processes for the direction and control of companies that align the interests of a wide range of different stakeholders such as management, employees, shareholders and creditors. Good corporate governance contributes to sustainable economic development by enhancing the performance of companies and increasing their access to outside sources of capital. Although the role of each of these stakeholders and their interactions widely vary among countries, a good corporate governance regime helps to assure that companies use their capital efficiently.
FMO clients will benefit from good corporate governance
Corporate governance ultimately is a matter of self-interest for companies. Good corporate governance will enhance a client’s access to capital markets and improve corporate performance.
Access to capital markets. Strengthening investors’ confidence will trigger investors’ appetite to invest. Furthermore, in an increasingly integrated world characterized by highly mobile capital, investors’ expectations for more responsive corporate governance practices are something that companies cannot afford to ignore. International flows of capital enable companies to access financing from a much larger pool of investors and attracts more “patient” long-term capital. Finally, improved corporate governance practices will reduce uncertainty and risks for investors as transparency and predictability increases. This could yield higher business valuations. Adherence to good corporate governance practices: (i) will help improve the confidence of both foreign and domestic investors, may (ii) reduce the cost of capital, and (iii) ultimately will induce more stable sources of financing.
Corporate performance. Good corporate governance helps to ensure that companies take into account the interests of a wide range of constituencies, as well as of the communities within which they operate, and that their boards are accountable to the company and the shareholders. Better governance structures and processes improve decision-making within companies and reduce the occurrence of conflicts between different stakeholders. The best-run companies also recognise that business ethics and corporate awareness of the environmental and societal interest of the communities in which they operate can have an impact on their reputation and long-term performance.
The importance of good corporate governance to FMO
In addition to the benefits to individual client companies, good corporate governance will help FMO to reduce risks and will make a positive contribution to the development of international capital markets.
Reducing risks. FMO faces not only investment risk, but poor governance or, in the worst cases, corporate scandals also involve a reputational risk. Increased transparency regarding structures, processes and financial results will reduce the likelihood of conflicts among a client’s constituencies.
Development of international capital markets. Improving corporate governance has an impact that goes well beyond the level of individual companies. Strengthening the confidence of investors in a country’s companies and capital markets matters greatly to the long-term competitiveness, overall health and vitality of national economies.

FMO’s approach
FMO supports the private sector in developing countries and emerging markets. FMO’s mission is to contribute to the structural and sustainable economic growth in these countries and, together with the private sector, obtain healthy returns. Therefore, FMO places a strong emphasis on the corporate governance regimes of its clients, as it believes that embracing sound corporate governance principles will be beneficial to all stakeholders of the company. FMO aims to add value to its clients in the area of corporate governance based on the experience we have developed over many years, investing across a wide range of markets and industries. Therefore, FMO reviews the corporate governance regimes of its clients at an early stage, through information request lists and discussions. FMO is able to provide technical support where needed. Additionally, FMO works with its clients to improve corporate governance regimes and jointly develop a “Corporate Governance Action Plan”.
The OECD Principles of Corporate Governance provide the framework for the work of FMO in this area, identifying the key practical issues: the rights and equitable treatment of shareholders, the role of stakeholders, disclosure and transparency, and the responsibilities of the board of directors. The OECD principles form part of a broader international effort to promote increased transparency, integrity and the rule of law. The Principles are non-binding, but merely serve as a reference point. The principles focus on publicly traded companies, but are also a useful tool to improve corporate governance in non-traded companies. The corporate governance framework should ensure that timely and accurate disclosure is made on all material matters regarding the corporation, including the financial situation, performance, ownership, and governance of the company. Furthermore it should ensure the strategic guidance of the company, the effective monitoring of management by the board, and the board’s accountability to the company and the shareholders.
The rights of shareholders
PRINCIPLE: The corporate governance framework should protect shareholders’ rights.
Basic shareholder rights include the right to: (i) secure methods of ownership registration; convey or transfer shares; (ii) obtain relevant information on the company on a timely and regular basis; (iii) participate and vote in general shareholder meetings; (iv) elect members of the board; and (v) share in the profits of the corporation.
Shareholders have the right to participate in, and to be sufficiently informed on, decisions concerning fundamental corporate changes such as: (i) amendments to the statutes, or articles of incorporation or similar governing documents of the company; (ii) the authorization of additional shares; and (iii) extraordinary transactions that in effect result in the sale of the company.
Shareholders should have the opportunity to participate effectively and vote in general shareholder meetings and should be informed of the rules, including voting procedures, that govern general shareholder meetings: (i) shareholders should be furnished with sufficient and timely information concerning the date, location and agenda of general meetings, as well as full and timely information regarding the issues to be decided at the meeting, (ii) opportunity should be provided for shareholders to ask questions of the board and to place items on the agenda at general meetings, subject to reasonable limitations, and (iii) shareholders should be able to vote in person or in absentia, and equal effect should be given to votes whether cast in person or in absentia.
Capital structures and arrangements that enable certain shareholders to obtain a degree of control disproportionate to their equity ownership should be disclosed.

Markets for corporate control should be allowed to function in an efficient and transparent manner: (i) the rules and procedures governing the acquisition of corporate control in the capital markets, and extraordinary transactions such as mergers, and sales of substantial portions of corporate assets, should be clearly articulated and disclosed so that investors understand their rights and recourse. Transactions should occur at transparent prices and under fair conditions that protect the rights of all shareholders according to their class, and (ii) anti-take-over devices should not be used to shield management from accountability.
Shareholders, including institutional investors, should consider the costs and benefits of exercising their voting rights.
The equitable treatment of shareholders
PRINCIPLE: The corporate governance framework should ensure the equitable treatment of all shareholders, including minority and foreign shareholders. All shareholders should have the opportunity to obtain effective redress for violation of their rights.
All shareholders of the same class should be treated equally: (i) within any class, all shareholders should have the same voting rights. All investors should be able to obtain information about the voting rights attached to all classes of shares before they purchase. Any changes in voting rights should be subject to shareholder vote, (ii) votes should be cast by custodians or nominees in a manner agreed upon with the beneficial owner of the shares, and (iii) processes and procedures for general shareholder meetings should allow for equitable treatment of all shareholders. Borrower procedures should not make it unduly difficult or expensive to cast votes.
Insider trading and abusive self-dealing should be prohibited.
Members of the board and managers should be required to disclose any material interests in transactions or matters affecting the company.
The role of shareholders in corporate governance
PRINCIPLE: The corporate governance framework should recognise the rights of shareholders as established by law and encourage active co-operation between companies and shareholders in creating wealth, jobs, and the sustainability of financially sound enterprises.
The corporate governance framework should assure that the rights of shareholders that are protected by law are respected.
Where shareholder interests are protected by law, shareholders should have the opportunity to obtain effective redress for violation of their rights.
The corporate governance framework should permit performance-enhancing mechanisms for shareholder participation.
Where shareholders participate in the corporate governance process, they should have access to relevant information.
Disclosure and transparency
PRINCIPLE: The corporate governance framework should ensure that timely and accurate disclosure is made on all material matters regarding the company, including the financial situation, performance, ownership, and governance of the Borrower.
Disclosure should include, but not be limited to, material information on: (i) the financial and operating results of the company, (ii) company objectives, (iii) major share ownership and voting rights, (iv) members of the board and key executives, and their remuneration, (v) material foreseeable risk factors, (vi) material issues regarding employees and shareholders, and (vii) governance structures and policies.

Information should be prepared, audited, and disclosed in accordance with high quality standards of accounting, financial and non-financial disclosure, and audit.
An annual audit should be conducted by an independent auditor in order to provide an external and objective assurance on the way in which financial statements have been prepared and presented.
Channels for disseminating information should provide for fair, timely and cost efficient access to relevant information by users.
The responsibilities of the board
PRINCIPLE: The corporate governance framework should ensure the strategic guidance of the company, the effective monitoring of management by the board, and the board’s accountability to the company and the shareholders.
Board members should act on a fully informed basis, in good faith, with due diligence and care, and in the best interest of the company and the shareholders.
Where board decisions may affect different shareholder groups differently, the board should treat all shareholders fairly.
The board should ensure compliance with Applicable Law and take into account the interests of shareholders.
The board should fulfil certain key functions, including: (i) reviewing and guiding corporate strategy, major plans of action, risk policy, annual budgets and business plans, setting performance objectives, monitoring implementation and corporate performance, overseeing major capital expenditures, acquisitions and divestitures, (ii) selecting, compensating, monitoring and, when necessary, replacing key executives and overseeing succession planning, (iii) reviewing key executive and board remuneration, and ensuring a formal and transparent board nomination process, (iv) monitoring and managing potential conflicts of interest of management, board members and shareholders, including misuse of corporate assets and abuse in related party transactions, (v) ensuring the integrity of the company’s accounting and financial reporting systems, including the independent audit, and that appropriate systems of control are in place, in particular, systems for monitoring risk, financial control, and compliance with the law, (vi) monitoring the effectiveness of the governance practices under which it operates and making changes as needed, and (vii) overseeing the process of disclosure and communications.
The board should be able to exercise objective judgement on corporate affairs independent, in particular, from management: (i) boards should consider assigning a sufficient number of non-executive board members capable of exercising independent judgement to tasks where there is a potential for conflict of interest. Examples of such key responsibilities are financial reporting, nomination and executive and board remuneration, (ii) board members should devote sufficient time to their responsibilities.
In order to fulfill their responsibilities, board members should have access to accurate, relevant and timely information.

ANNEX D
SECURITY DOCUMENTS
1.	Security Agreement;

2.	Depositary Agreement;
3.	all filings, recordings or registrations required to be filed or made in respect of any such Security Agreement or Depositary Agreement;
4.	any powers of attorney required pursuant to or in connection with the implementation or enforcement of the Security Agreement or Depositary Agreement;
5.	any other agreements, certificates and other documents entered into or delivered from time to time in relation to the Security Agreement or Depositary Agreement; and

6.	such other forms of security as the Lenders may require.

SCHEDULE 1.
FORM OF UTILIZATION REQUEST
[BORROWER’S LETTERHEAD]
[insert date]
Nederlandse Financierings-Maatschappij voor Ontwikkelingslanden N.V.
Anna van Saksenlaan 71
2593 HW The Hague, The Netherlands

Attention	:	Financial Institutions, Latin America & Caribbean Department

Re :		Utilization Request
Dear Sirs:
1.
Reference is made to the Term Facility Agreement dated as of December 17, 2010 (the “Agreement”) between Banco de Galicia y Buenos Aires S.A. (the “Borrower”) and Nederlandse Financierings-Maatschappij voor Ontwikkelingslanden N.V. (“FMO”). Capitalized terms used but not defined herein have the meanings assigned to them in the Agreement.

2.
We hereby irrevocably request the disbursement on [insert date] (“Proposed Utilization Date”), or as soon as practicable thereafter, of the amount of [insert amount] under the Facility (the “Utilization”) in accordance with the provisions of Section 3.2 (Procedure for Utilization) of the Agreement. You are requested to pay such amount at our bank account No. [insert account number] at [insert name, address, SWIFT and other wire transfer details of bank].

3.
We hereby irrevocably request that the Utilization bear interest at [a variable interest rate calculated in accordance with Section 3.3.1 of the Agreement][a fixed interest rate determined in accordance with section 3.3.8 of the Agreement].

4.
We certify that each of the conditions specified in [Section 5.1 (Conditions of First Utilization) and]* Section 5.2 (Conditions of all Utilizations)[, and Section 5.3 (Conditions of each Utilization other than the first Utilization)] of the Agreement is satisfied as of the date of this Utilization Request. This certification is effective as of the date of this Utilization Request and shall continue to be effective as of the Proposed Utilization Date. Should this certification be no longer valid as of or prior to the Proposed Utilization Date, we undertake to immediately notify you in writing.

*
Reference to Section 5.1 to be included in the Utilization Request related to the first Utilization only. Reference to Section 5.3 to be included in each Utilization Request other than the first Utilization Request.

Yours faithfully,
BANCO DE GALICIA Y BUENOS AIRES S.A.

By:		By:
	Name:		Name:
	Title*:		Title*:

*	To be signed by an Authorized Representative of the Borrower.

*	To be signed by an Authorized Representative of the Borrower.

SCHEDULE 2.
FORM OF UTILIZATION RECEIPT
[BORROWER’S LETTERHEAD]
[insert date]
Nederlandse Financierings-Maatschappij voor Ontwikkelingslanden N.V.
Anna van Saksenlaan 71
2593 HW The Hague, The Netherlands

Attention	:	Financial Institutions, Latin America & Caribbean Department

Re	:	Utilization Receipt
Dear Sirs:
1.
Reference is made to the Term Facility Agreement dated as of December 17, 2010 (the “Agreement”) between Banco de Galicia y Buenos Aires S.A. (the “Borrower”) and Nederlandse Financierings-Maatschappij voor Ontwikkelingslanden N.V. (“FMO”). Capitalized terms used but not defined herein have the meanings assigned to them in the Agreement.

2.	We hereby acknowledge receipt on the date hereof of the sum of [insert amount of the relevant Utilization] disbursed to us by FMO under the Agreement.
Yours faithfully,
BANCO DE GALICIA Y BUENOS AIRES S.A.

By:		By:
	Name:		Name:
	Title*:		Title*:

*	To be signed by an Authorized Representative of the Borrower.

*	To be signed by an Authorized Representative of the Borrower.

SCHEDULE 3.
FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Nederlandse Financierings-Maatschappij voor Ontwikkelingslanden N.V.] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Term Facility Agreement identified below (as amended, the “Facility Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Facility Agreement, as of the Effective Date inserted by the Assignor as contemplated by the Facility Agreement (i) all of the Assignor’s rights and obligations under the Facility Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facility identified below and (ii) to the extent permitted to be assigned under Applicable Law, all claims, suits, causes of action and any other right of the Assignor against any person, whether known or unknown, arising under or in connection with the Facility Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.
1.	Assignor: [Nederlandse Financierings-Maatschappij voor Ontwikkelingslanden N.V.]

2.	Assignee: [_____]

3.	Borrower(s): [_____]
4.
Facility Agreement: The US$20,000,000 Term Facility Agreement dated as of December 17, 2010 between Banco de Galicia y Buenos Aires S.A. (the “Borrower”) and Nederlandse Financierings-Maatschappij voor Ontwikkelingslanden N.V.

5.	Assigned Interest:

Aggregate Amount
	of	Amount of
	Commitment/Loans	Commitment/Loa	Percentage Assigned of
Facility Assigned	for all Lenders*	ns Assigned*	Commitment/Loans[1]
[Facility]	$	$	%
6.	Effective Date: _____ _____, 20_____ [TO BE INSERTED BY THE ASSIGNOR]
The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:
ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:
Acknowledged and Accepted:
BORROWER
[NAME OF THE BORROWER]

By:
Title:

*	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Effective Date.

*	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Effective Date.

[1]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.	Representations and Warranties.
(a)	Assignor.

The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Facility Agreement or any other Finance Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Finance Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other person obligated in respect of any Finance Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other person of any of their respective obligations under any Finance Document.

(b)	Assignee.

The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a lender under the Facility Agreement, (ii) it meets all requirements of a New Lender under the Facility Agreement (subject to receipt of such consents as may be required under the Facility Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Facility Agreement as a lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of the Assignor thereunder, and (iv) it has received a copy of the Facility Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.3.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Assignor; and (b) agrees that (i) it will, independently and without reliance on the Assignor, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Finance Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Finance Documents are required to be performed by it as a lender.

2.	Payments.

From and after the Effective Date, the Borrower shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.	General Provisions.

This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

SCHEDULE 4.
FORM OF COMPLIANCE CERTIFICATE
[BORROWER’S LETTERHEAD]
[insert date]
Nederlandse Financierings-Maatschappij voor Ontwikkelingslanden N.V.
Anna van Saksenlaan 71
2593 HW The Hague, The Netherlands

Attention	:	Financial Institutions, Latin America & Caribbean Department

Re	:	Compliance Certificate
Dear Sirs:
1.
Reference is made to the Term Facility Agreement dated as of December 17, 2010 (the “Agreement”) between Banco de Galicia y Buenos Aires S.A. (the “Borrower”) and Nederlandse Financierings-Maatschappij voor Ontwikkelingslanden N.V. (“FMO”). Capitalized terms used but not defined herein have the meanings assigned to them in the Agreement.

2.	We hereby confirm that no Default has occurred and is continuing. In particular, we hereby certify that the Borrower is in compliance with Section 6.1.1 (Financial Covenants) as follows:

Ratio	FMO Requirement	Borrower’s Actual
Capital Adequacy Ratio	> 11%
Cost to Income Ratio	< 85%
Open Loan Exposure Ratio	< 25%
Unhedged Open Currency Position (short)	≤ 25% of Total Capital
Unhedged Open Currency Position (long)	≤ 100% of Total Capital
Economic Group Exposure Ratio	≤ 15% ≤ 25% for preferred guarantees
Interest Rate Risk Ratio	≥ -10% and < 10%

Yours faithfully,
BANCO DE GALICIA Y BUENOS AIRES S.A.

By:		By:
	Name:		Name:
	Title*:		Title*:
[insert applicable certification language]
[NAME OF THE AUDITORS]

By:		By:
	Name:		Name:
	Title*:		Title*:

*	To be signed by an Authorized Representative of the Borrower.

*	To be signed by an Authorized Representative of the Borrower.

*	To be signed by an Authorized Representative of the Auditors.

*	To be signed by an Authorized Representative of the Auditors.

SCHEDULE 5.
FORM OF CERTIFICATE OF INCUMBENCY AND AUTHORITY
[BORROWER’S LETTERHEAD]
[insert date]
Nederlandse Financierings-Maatschappij voor Ontwikkelingslanden N.V.
Anna van Saksenlaan 71
2593 HW The Hague, The Netherlands

Attention	:	Financial Institutions, Latin America & Caribbean Department

Re	:	Certificate of Incumbency and Authority
Dear Sirs:
1.
Reference is made to the Term Facility Agreement dated as of December 17, 2010 (the “Agreement”) between Banco de Galicia y Buenos Aires S.A. (the “Borrower”) and Nederlandse Financierings-Maatschappij voor Ontwikkelingslanden N.V. (“FMO”). Capitalized terms used but not defined herein have the meanings assigned to them in the Agreement.

2.
I, the undersigned, [insert title] of the Borrower, duly authorized to do so, hereby certify that the following are the names, offices and true specimen signatures of the persons each of whom are, and will continue to be, authorized:

(a)	to sign, on the Borrower’s behalf, any Utilization Request and Utilization Receipt;
(b)	to sign, on the Borrower’s behalf, all certifications and notices provided for in the Agreement; and
(c)	to take any other action required or permitted to be taken, done, signed or executed, on the Borrower’s behalf, under the Finance Documents to which the Borrower and FMO are parties.

Name	Office	Specimen Signature

3.
FMO may assume that any such person continues to be so authorized until FMO receives authorized notice from the Borrower that they, or any one of them, are no longer authorized and certifying which person will be authorized to take the foregoing action on behalf of the Borrower.

Yours faithfully,
BANCO DE GALICIA Y BUENOS AIRES S.A.

By:		By:
	Name:		Name:
	Title*:		Title*:

*	To be signed by an Authorized Representative of the Borrower.

*	To be signed by an Authorized Representative of the Borrower.

SCHEDULE 6.
FORM OF AUDITORS’ LETTER
[BORROWER’S LETTERHEAD]
[insert date]
[name of Auditors]
[address of Auditors]

Attention	:

Re	:	Auditors’ Letter
Dear Sirs:
1.
Reference is made to the Term Facility Agreement dated as of December 17, 2010 (the “Agreement”) between Banco de Galicia y Buenos Aires S.A. (the “Borrower”) and Nederlandse Financierings-Maatschappij voor Ontwikkelingslanden N.V. (“FMO”). Capitalized terms used but not defined herein have the meanings assigned to them in the Agreement.

2.
We hereby authorize and request you to give to FMO all such information as FMO may reasonably request regarding the accounts and operations of the Borrower; provided that you shall on or before the date of any communication with FMO notify us and, in the case of written communications, provide us with copies of all written communications. We have agreed to supply that information and those statements under the terms of the Agreement, a copy of which is hereby enclosed for your information and reference.

3.
We authorize and request you to send a copy of the audited financial statements of the Borrower and any other required documentation to FMO to enable us to satisfy, in form and substance, our obligations under Section 6.3.1 (Financial Statements) of the Agreement. When submitting the same to FMO, please also send, at the same time, a copy of your full report on such financial statements.

4.
Please note that under Section 6.3 (Informational Covenants) of the Agreement, we are obliged to provide FMO with other communications, certifications and documents, and we hereby authorize and request you to submit each such communication, certification or document to FMO, as therein required.

5.
For our records, please ensure that you send to us a copy of every letter that you receive from FMO immediately upon receipt and a copy of each reply made by you immediately upon the issue of that reply.

Yours faithfully,

By:		By:
	Name:		Name:
	Title*:		Title*:

*	To be signed by an Authorized Representative of the Borrower.

*	To be signed by an Authorized Representative of the Borrower.

SCHEDULE 7.
FORM OF PROCESS AGENT LETTER
[PROCESS AGENT’S LETTERHEAD]
[insert date]
Nederlandse Financierings-Maatschappij voor Ontwikkelingslanden N.V.
Anna van Saksenlaan 71
2593 HW The Hague, The Netherlands

Attention	:	Financial Institutions, Latin America & Caribbean Department

Re	:	Process Agent Letter
Dear Sirs:
1.
Reference is made to the Term Facility Agreement dated as of December 17, 2010 (as amended and in effect from time to time, the “Agreement”) between Banco de Galicia y Buenos Aires S.A. (the “Borrower”) and Nederlandse Financierings-Maatschappij voor Ontwikkelingslanden N.V. (“FMO”). Capitalized terms used but not defined herein have the meanings assigned to them in the Agreement.

2.
Pursuant to Section 8.13 (Court Jurisdiction) of the Agreement, the Borrower has irrevocably designated and appointed the undersigned, [CT Corporation System], with offices currently located at [111 Eighth Avenue, New York, New York 10011], as its authorized agent to receive for and on its behalf service of process in any legal action or proceeding with respect to the Agreement in the courts of the State of New York or the courts of the United States of America for the Southern District of New York.

3.	The undersigned hereby informs you that it has irrevocably accepted that appointment as process agent from [insert date] until [_____],[2] and agrees with you that the undersigned shall:
(a)	inform FMO promptly in writing of any change of its address in New York;

(b)	perform its obligations as such process agent in accordance with the relevant provisions of the Agreement; and
(c)	forward promptly to the Borrower any legal process received by the undersigned in its capacity as process agent.
4.	As process agent, the undersigned and its successor or successors agree to discharge the above-mentioned obligations and will not refuse fulfillment of such obligations.

[2]	Appointment should be valid through date 1 year following Termination Date.

Yours faithfully,
[CT CORPORATION]

By:		By:
	Name:		Name:
	Title*:		Title*:

*	To be signed by an Authorized Representative of the Process Agent.

*	To be signed by an Authorized Representative of the Process Agent.

SCHEDULE 8.
FORM OF NOTE
PART I — FORM OF ACKNOWLEDGEMENT OF DEBT (‘RECONOCIMIENTO DE DEUDA’)
RECONOCIMIENTO DE DEUDA
Por el presente BANCO DE GALICIA Y BUENOS AIRES S.A. (la “Deudora”) RECONOCE INCONDICIONAL E IRREVOCABLEMENTE ADEUDAR a NEDERLANDSE FINANCIERINGS-MAATSCHAPPIJ VOOR ONTWIKKELINGSLANDEN N.V., una sociedad debidamente constituida bajo las leyes de los Países Bajos (el “Acreedor”), el monto de US$ [•] (Dólares Estadounidenses [•]) (el “Capital”), más intereses, en virtud de haber recibido la Deudora el Capital de parte del Acreedor en virtud del contrato de préstamo identificado como “Term Facility Agreement” suscripto por la Deudora y el Acreedor con fecha [•] de [•] de 201[•] (dicho contrato, junto con sus modificaciones, el “Contrato de Préstamo”), de conformidad con los términos que se indican a continuación:
1.
La Deudora pagará al Acreedor el Capital, junto a los Intereses que a continuación se refieren, A SIMPLE DEMANDA en la fecha en que el Acreedor así se lo solicite. La Deudora renuncia irrevocablemente, en relación con el cobro de la deuda instrumentada en este Reconocimiento de Deuda, a notificación de cualquier índole (ya sea anterior o simultánea a la exigencia del pago) y a la formalización de protesto, o instrumentación similar, por falta de pago.

2
El Capital devengará intereses compensatorios (los “Intereses Compensatorios”), desde la fecha de suscripción del presente Reconocimiento de Deuda y hasta la fecha de su íntegro y efectivo pago, a una tasa de interés anual equivalente a Tasa LIBO con más el Margen (según ambos términos son definidos en el punto 13.1 siguiente). La tasa de interés aplicable, será redondeada hacia arriba hasta los dos decimales más próximos.

3.
Si la Deudora no pagara las sumas de Capital y/o Intereses Compensatorios previstas de acuerdo al presente Reconocimiento de Deuda en forma íntegra y efectiva a la fecha de solicitud de pago por parte del Acreedor, se aplicará respecto de los montos debidos e impagos, desde la fecha en que dicho pago debiera de haber sido realizado y hasta la fecha de su íntegro y efectivo pago, un interés punitorio, adicional a los Intereses Compensatorios, equivalente a una tasa nominal anual del dos por ciento (2%) (los “Intereses Punitorios”).

4.
La Deudora renuncia en forma incondicional e irrevocable a invocar cualquier defensa de imposibilidad de pago (incluyendo, sin limitación, las defensas disponibles bajo el artículo 1198 del Código Civil) o cualquier defensa de imposibilidad de pago en Dólares Estadounidenses.

5.
La firma del presente Reconocimiento de Deuda no importa quita, espera, novación o modificación alguna ni cualquier otra situación que permita presumir por parte del Acreedor, renuncia o menoscabo, total o parcial, de sus derechos y cualquier otro derecho que surja del Contrato de Préstamo o de cualquier otro documento relacionado directa o indirectamente con el mismo (incluyendo, pero no limitado a, otro reconocimiento de deuda o pagaré).

6.
El pago bajo este Reconocimiento de Deuda será efectuado por la Deudora al Acreedor, mediante transferencia a la cuenta bancaria número 456.060.893.941 de titularidad del Acreedor, abierta en ABN AMRO Bank N.V., sucursal Nueva York, en su domicilio en la ciudad de Nueva York, NY 10017, Estados Unidos de América, que al día de la fecha se encuentra en [•] (S.W.I.F.T. BIC: ABNAUS33, A.B.A. number/Fedwire Route Code: 026 009 580, indicando el número de referencia [•] (Banco de Galicia y Buenos Aires S.A. — Argentina)), a más tardar a las 11:00 a.m., hora de la ciudad de Nueva York, del la fecha en la cual el Acreedor solicite a la Deudora el pago de las sumas adeudadas conforme este Reconocimiento de Deuda; o la cuenta que en el futuro el Acreedor indique a la Deudora por escrito.

7.
La falta de pago frente a la solicitud del Acreedor de cualquier suma que deba ser abonada por la Deudora bajo el presente, colocará a la Deudora automáticamente en mora, dando derecho al Acreedor sin necesidad de interpelación judicial o extrajudicial alguna, a considerar el plazo para el pago del Capital como vencido, provocando la aceleración de todos los plazos con los cuales la Deudora podría considerarse con derecho y haciéndose exigible el total del Capital con más los Intereses que correspondan hasta la fecha de la cancelación íntegra y definitiva.

8.
Todos los montos adeudados en virtud de este Reconocimiento de Deuda serán pagados libres de, y sin deducciones por, impuestos, tasas, gastos, derechos, y/o retenciones, presentes o futuros, de cualquier naturaleza o tipo, sean éstos de jurisdicción nacional o provincial de la República Argentina o de otro país extranjero, o impuestos cobrados por cualquier autoridad impositiva de la República Argentina o de otro país extranjero. En caso de ser aplicable algún impuesto, tasa, cargo, gasto, derecho y/o retención de la índole mencionada, éste será pagado y soportado exclusivamente por la Deudora.

9.	A todos los efectos de este Reconocimiento de Deuda, la Deudora constituye domicilio en [•], Ciudad de Buenos Aires, Argentina.
10.
Se reconoce irrevocablemente que este Reconocimiento de Deuda confiere al Acreedor la acción procesal ejecutiva en los términos y con el alcance de los artículos 520, 523 y concordantes del Código Procesal Civil y Comercial de la Nación, contra la Deudora.

11.
La ley aplicable al presente documento será la de la República Argentina. A todos los efectos legales derivados del mismo, la Deudora se somete irrevocable, firme e incondicionalmente a la jurisdicción y competencia no exclusiva de los tribunales comerciales con asiento en la Ciudad de Buenos Aires, Argentina, o de cualquier tribunal federal o estatal que se encuentre en el Municipio de Manhattan, ciudad de Nueva York, Estados Unidos de América, que el Acreedor pudiese escoger, renunciando a cualquier otro fuero o jurisdicción que le pudiera corresponder.

12.
Todas las notificaciones que se deban cursar a la Deudora, sean judiciales o extrajudiciales, serán remitidas al domicilio constituido por ésta en el presente, sin poder modificarlo fuera de la circunscripción de la Ciudad de Buenos Aires, destacándose que cualquier cambio de domicilio deberá ser notificado al Acreedor en forma fehaciente y en tiempo oportuno, bajo apercibimiento de tener a la correspondiente parte por notificada en el aquí constituido.

13.1.	Los términos que en este Reconocimiento de Deuda comienzan con letra mayúscula y no empiecen oración, tendrán el significado que a continuación, o en el resto del documento, se les asigna:
“Bancos de Referencia” significa tres bancos comerciales líderes con actividad en el mercado interbancario de Londres seleccionados por el Acreedor.
“Día de Cotización” significa, en relación a cualquier período en referencia al cual se deba calcular una tasa de interés, dos (2) Días Hábiles previos al primer día de ese período de interés, a menos que la práctica sea diferente en el mercado interbancario de Londres, en cuyo caso el Día de Cotización será determinado por el Acreedor de acuerdo a las prácticas del mercado interbancario de Londres (y, si normalmente se diesen cotizaciones de bancos líderes en el mercado interbancario de Londres en más de un día, el Día de Cotización será el último de esos días).
“Día Hábil”, es un día, distinto a sábado y domingo, en el cual los bancos se encuentran abiertos al público en New York, Estados Unidos de América, y Londres, Inglaterra.
“Dólares Estadounidenses” o “US$”, es la moneda de curso legal de los Estados Unidos de América.
“Intereses”, son conjuntamente los Intereses Compensatorios y los Intereses Punitorios.
“Margen”, es una tasa del 4,95% anual.
“Reconocimiento de Deuda”, es el presente documento mediante el cual Banco de Galicia y Buenos Aires S.A. reconoce tener una deuda con Nederlandse Financierings-Maatschappij Voor Ontwikkelingslanden N.V., en los términos aquí establecidos.
“Tasa LIBO”, significará:
(i)	la Tasa de Referencia; o
(ii)
(Si la Tasa de Referencia no está disponible para el período correspondiente) la Tasa LIBO será el promedio aritmético de las tasas (redondeado hacia arriba al tercer punto decimal más próximo) informadas al Acreedor a su requerimiento y cotizadas por los Bancos de Referencia, a bancos líderes en el mercado interbancario de Londres; y si alguno de ellos no informase la correspondiente cotización a las 11:00 a.m. del Día de la Cotización, la Tasa LIBO será calculada exclusivamente por el Acreedor en base al resto de las cotizaciones informadas por los otros Bancos de Referencia;

disponible a las 11:00 am, hora de la ciudad de Londres, Inglaterra, del Día de Cotización, para la oferta de depósitos en Dólares para un período comparable al período de interés en cuestión.
“Tasa de Referencia” significa, con relación a la Tasa LIBO, la Tasa de Liquidación de la Asociación de Banqueros Británicos (“ABB”) (British Bankers Association for U.S. Dollar LIBOR) correspondiente en Dólares Estadounidenses para el período correspondiente, que aparece en la correspondiente página Reuters. Si dicha página es reemplazada o el servicio deja de estar disponible, el Acreedor podrá seleccionar otra página o servicio que publique la tasa correspondiente.

13.2.	Los términos definidos se utilizan indistintamente tanto en singular como en plural.
14.	El presente reconocimiento de deuda por parte de la Deudora se formula de modo irrevocable e incondicional y se considera aceptado por el Acreedor.
15.
El presente título es suscripto por la Deudora ante un escribano público debidamente matriculado, el cual (i) certifica la identidad del firmante, como así también su personería y sus facultades para otorgar el presente, y (ii) registra dichas certificaciones en su protocolo notarial, a los efectos de dotar al presente del carácter de título ejecutivo en los términos del artículo 523, inciso 2do. del Código Procesal Civil y Comercial de la Nación.

Ciudad de Buenos Aires, República Argentina, [•] de [•] de 201[•].
Firmado por y en representación de BANCO DE GALICIA Y BUENOS AIRES S.A.
                                         3
Nombre:
Cargo:
[Free English Translation of the Above Form of Acknowledgment of Debt — For Reference Purposes]
ACKNOWLEDGMENT OF DEBT (‘RECONOCIMIENTO DE DEUDA’)
BANCO DE GALICIA Y BUENOS AIRES S.A. (the “Debtor”) HEREBY UNCONDITIONALLY AND IRREVOCABLY ACKNOWLEDGES CERTAIN INDEBTEDNESS owing to NEDERLANDSE FINANCIERINGS-MAATSCHAPPIJ VOOR ONTWIKKELINGSLANDEN N.V., a corporation duly organized and existing under the laws of the Netherlands (the “Creditor”), an amount of US$ [•] (Dollars [•]) (the “Principal Amount”), plus interest, by virtue of having received the Principal Amount from the Creditor under a loan agreement, executed by and between Debtor and Creditor on [•], 201[•] (said agreement, together with its amendments, the “Term Facility Agreement”), in accordance with the following terms:
1.
Debtor shall pay Creditor the Principal Amount, together with the Interests referred below, ON DEMAND, on the date the Creditor requests. Debtor hereby irrevocably waives, in connection with the collection or enforcement of the debt under this Acknowledgement of Debt, any kind of notice (prior or simultaneous to payment demand) and any protest, or any similar act, for default in payment.

[3]	Firma, personería y facultades certificadas por escribano público

2
The Principal Amount shall accrue regular interest (“Regular Interest”) from the execution date of this Acknowledgment of Debt and up to the date of its actual payment in full, at a rate per annum equal to LIBOR plus Margin (as both terms are defined in 13.1 below). The applicable interest rate will be rounded upwards to the nearest two decimal points.

3
If Debtor fails to pay the Principal Amount and/or Regular Interest provided in this Acknowledgment of Debt in full on the date of Creditor’s demand, any amount remaining due and unpaid shall accrue default interest, in addition to Regular Interest, from the due date of payment to the date of its actual payment in full, at an interest rate equal to two percent (2%) p.a. (“Default Interest”).

4.
The Debtor hereby unconditionally and irrevocably waives any right to claim any impossibility of payment as a defence (including without limitation, the defences available under Section 1198 of the Civil Code) or any impossibility of payment in Dollars.

5.
Execution of this Acknowledgment of Debt shall not entail a debt reduction, extension of the terms for payment, novation or other amendment, and shall not be construed as a total or partial waiver or impairment of the rights of Creditor or any other right under the Term Facility Agreement or under any other document directly or indirectly related thereto (including without limitation, another acknowledgment of debt or promissory note).

6.
Payment under this Acknowledgment of Debt shall be made by the Debtor to the Creditor, by wire transfer to Creditor’s bank account number 456.060.893.941 with ABN AMRO Bank N.V., New York Branch, United States of America, at its address in New York City, NY 10017, United States of America, which as of the date hereof is [•] (S.W.I.F.T. BIC: ABNAUS33, A.B.A. number/Fedwire Route Code: 026 009 580, indicating reference number [•] (Banco de Galicia y Buenos Aires S.A. — Argentina)), not later than 11:00 a.m., New York City time, on the date Creditor demands Debtor payment of amounts due under this Acknowledgment of Debt; or at any other account that the Creditor may designate in the future by written notice to Debtor.

7.
In the event of failure by the Debtor to pay any amount hereunder on Creditor’s demand, the Debtor shall be automatically in default, whereupon the Creditor — without any judicial or extrajudicial notice — shall be entitled to regard the full Principal Amount as due and payable, as a result of which all terms that Debtor may consider to be entitled to shall be accelerated and the Principal Amount shall be due and payable in full, as well as Interest accrued thereon until the date of full and final payment.

8.
Any and all amounts owing under this Acknowledgment of Debt shall be paid free and clear of, and without any deduction by reason of, any present or future taxes, charges, expenses, duties and/or withholdings of any nature or kind, assessed in the federal or provincial jurisdictions of Argentina or elsewhere, and taxes assessed by any tax authority in Argentina or elsewhere. In the event that any such tax, charge, expense, duty and/or withholding is applicable, it shall be paid and borne solely by the Debtor.

9.	For all purposes arising from this Acknowledgment of Debt, the Debtor establishes an address for notices at [•], City of Buenos Aires, Argentina.

10.
The Debtor hereby irrevocably acknowledges that this Acknowledgment of Debt confers the Creditor the right to file expedited proceedings (“juicio ejecutivo”) in the terms and within the scope of Sections 520, 523 and related provisions of the Argentine Code of Civil and Commercial Procedure, against the Debtor.

11.
This instrument shall be governed by and construed in accordance with the laws of Argentina. For all legal purposes arising herefrom, the Debtor irrevocably and unconditionally agrees to submit to the non-exclusive jurisdiction of commercial courts located in the City of Buenos Aires, Argentina, or any federal or state court with a seat in the Borough of Manhattan, New York City, United States, as selected by Creditor; the Debtor hereby waives the right to any other applicable venue or jurisdiction.

12.
Any and all notices to the Debtor hereunder, whether judicial or extrajudicial, shall be sent to the addresses for notices designated by it herein, which shall not be changed to another address outside the City of Buenos Aires. Any change of address shall be notified to the Creditor in writing in a timely fashion; otherwise, the relevant party shall be deemed to be notified at the address for notices designated herein.

13.1.	Capitalized terms used in this Acknowledgment of Debt (except at the beginning of a sentence) shall have the meanings established below:
“Acknowledgment of Debt” means this document whereby Banco de Galicia y Buenos Aires S.A. acknowledges its indebtedness owing to Nederlandse Financierings-Maatschappij Voor Ontwikkelingslanden N.V., in the terms established herein.
“Business Day” means any day, other than a Saturday or Sunday, when banks are open in New York, United States of America and London, England.
“Dollars” or “US$” means the lawful currency of the United States.
“Interest” means Regular Interest and Default Interest.
“LIBOR” means, in relation to any Interest Period:
(a)	the applicable Screen Rate; or
(b)
(if no Screen Rate is available for the relevant period) LIBOR shall mean the arithmetic mean of the rates (rounded upwards to the nearest three decimal points) as supplied to Creditor at its request quoted by the Reference Banks, to leading banks in the London interbank market; and, if any of such banks would not supply the relevant quotation by 11:00 a.m. on the Quotation Day, LIBOR shall be solely calculated by Creditor based upon quotations supplied by the other Reference Banks;

as at 11:00 am, London city time, on the Quotation Day, for the offering of deposits in Dollars for a period comparable to the relevant interest period.
“Margin” means 4.95% per annum.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two (2) Business Days before the first day of that period unless market practice differs in London interbank market, in which case the Quotation Day will be determined by Creditor in accordance with market practice in London interbank market (and if quotations would normally be given by leading banks in London interbank market on more than one day, the Quotation Day will be the last of those days).
“Reference Banks” means three leading commercial banks active in London interbank market selected by Creditor.
“Screen Rate” means in relation to LIBOR, the British Bankers Association (BBA) Interest Settlement Rate for Dollars for the relevant period, displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, Creditor may specify another page or service displaying the appropriate.
13.2.	Defined terms shall be used in both the singular and plural forms.
14.	This acknowledgement of debt by the Debtor is irrevocable and unconditional and is deemed accepted by the Creditor.
15.
This instrument is executed by the Debtor before a Notary Public duly qualified to act as such, who (i) certifies the identity of the signatories and their powers to sign this instrument, and (ii) will keep such certifications in the Notary’s records (“protocolo notarial”), so that this instrument is eligible for expedited proceedings in the terms of Section 523(2) of the Argentine Code of Civil and Commercial Procedure.

Done and signed in Buenos Aires, Argentina, on this [•], 201[•].
Signed for and on behalf of BANCO DE GALICIA Y BUENOS AIRES S.A.
                                          4
Name:
Title:

[4]	Signature, legal capacity and authority to be certified by a notary public.

PART II — FORM OF PROMISSORY NOTE (‘PAGARÉ’)
PAGARÉ

US$ [•]	Ciudad de Buenos Aires, Argentina, [•] de [•] de 20[•]
Por valor recibido, nosotros, BANCO DE GALICIA Y BUENOS AIRES S.A., una sociedad anónima debidamente constituida conforme a las leyes de la República Argentina (el “Prestatario”), por el presente incondicionalmente prometemos pagar, y pagaremos, a la vista, a la orden de Nederlandse Financierings-Maatschappij Voor Ontwikkelingslanden N.V. (el “Prestamista”), una sociedad debidamente constituida conforme a las leyes de los Países Bajos, la suma de capital [•] de Dólares de los Estados Unidos de América (US$ [•]), con más los intereses compensatorios devengados por dicho capital desde la fecha del presente hasta la presentación y efectivo pago de este Pagaré a la tasa de interés del [•]5 por ciento ([•]%) anual, pago que efectuaremos en moneda de curso legal y forzoso de los Estados Unidos de América, en fondos inmediatamente disponibles por el Prestamista, mediante la acreditación en la cuenta número 456.060.893.941 abierta a nombre del Prestamista en ABN AMRO Bank N.V., sucursal Nueva York, cuyo domicilio al día de la fecha se encuentra en [•], New York, NY 10017, Estados Unidos de América (S.W.I.F.T. BIC: ABNAUS33, A.B.A. number/Fedwire Route Code: 026 009 580, indicando el número de referencia [•] (Banco de Galicia y Buenos Aires S.A. — Argentina)), a más tardar a las 11:00 a.m., hora de la ciudad de Nueva York, en la fecha en que este Pagaré sea presentado para su pago. El Prestamista podrá designar una nueva cuenta por escrito.
En caso de falta de pago del capital y/o de los intereses a la presentación del presente Pagaré, se devengarán sobre tales montos impagos, y hasta su efectiva cancelación, en forma adicional a los intereses compensatorios, intereses punitorios a una tasa del dos por ciento (2%) anual.
Todos los montos adeudados en virtud de este Pagaré serán pagados libres de, y sin deducciones por, impuestos, tasas, gastos, derechos, y/o retenciones, presentes o futuros, de cualquier naturaleza o tipo, sean éstos de jurisdicción nacional o provincial de la Argentina o de otro país extranjero, o impuestos cobrados por cualquier autoridad impositiva de la Argentina o de otro país extranjero. En caso de ser aplicable algún impuesto, tasa, cargo, gasto, derecho y/o retención de la índole mencionada, éste será pagado y soportado exclusivamente por el Prestatario.
Por el presente, el Prestatario renuncia irrevocablemente a los derechos de presentación, demanda, protesto, falta de pago o aceptación, y notificación de cualquier índole que se relacione con el presente Pagaré, y a invocar cualquier defensa de imposibilidad de pago (incluyendo, sin limitación, las defensas disponibles bajo el artículo 1198 del Código Civil) o cualquier defensa de imposibilidad de pago en Dólares de los Estados Unidos de América. El Prestatario acuerda en forma irrevocable que este Pagaré podrá ser presentado para el cobro por el Prestamista dentro del plazo de 10 (diez) años contados a partir de la fecha de su libramiento.

[5]	Completar, a satisfacción de FMO, con la tasa de interés que sea aplicable a la fecha de emisión del Pagaré de acuerdo al art. 3.3.8 (‘Fixed Interest Rate Option’) del Term Facility Agreement.

Por el presente, el Prestatario constituye domicilio, a todos los efectos de este Pagaré, en [•], Ciudad de Buenos Aires, Argentina, y se somete irrevocablemente a la jurisdicción no exclusiva de los tribunales comerciales con asiento en la Ciudad de Buenos Aires, Argentina, o de cualquier tribunal federal o estatal que se encuentre en el Municipio de Manhattan, ciudad de Nueva York, Estados Unidos de América, que el Prestamista pudiese escoger, para todos los efectos relacionados con el presente Pagaré. El presente Pagaré se regirá e interpretará de acuerdo con las leyes de la República Argentina.
Firmado por y en representación de Banco de Galicia y Buenos Aires S.A.
                                          6
Nombre: [•]
Cargo: [•]
[Free English Translation of the Above Form of Promissory Note — For Reference Purposes]
PROMISSORY NOTE (‘PAGARÉ’)

U.S. Dollars [•]	City of Buenos Aires, Argentina, [•] [•], 20[•]
FOR VALUE RECEIVED, we, BANCO DE GALICIA Y BUENOS AIRES S.A., a sociedad anónima duly organized under the laws of Argentina (the “Borrower”) unconditionally promise to pay, and will pay, ON DEMAND, to the order of Nederlandse Financierings-Maatschappij Voor Ontwikkelingslanden N.V. (the “Lender”), a company duly organized under the laws of The Netherlands, the principal sum of [•] United States Dollars (U.S. Dollars [•]), together with regular interest accrued on such principle sum from the date hereof to the date of such demand and full payment at a fixed rate per annum equal to [•]7 percent ([•] %) in lawful money of the United States of America in immediately available funds by credit to the account number 456.060.893.941 opened in the name of Lender at ABN AMRO BANK N.V., New York branch, located on the date hereof at [•], New York, NY 10017, United States of America (S.W.I.F.T. BIC: ABNAUS33, A.B.A. number/Fedwire Route Code: 026 009 580, indicating reference number [•] (Banco de Galicia y Buenos Aires S.A. — Argentina)), not later than 11:00 a.m. New York City time on the date this Promissory Note is presented for payment. The Lender may designate a new account in writing.
If the Borrower fails to pay the principal and/or interest upon presentation of this Promissory Note for payment, default interest shall accrue on such due amounts up to the date of actual payment, in addition to regular interest, at a rate of two percent (2%) per annum.
Any and all amounts owing under this Promissory Note shall be paid free and clear of, and without any deduction by reason of, any present or future taxes, charges, expenses, duties and/or withholdings of any nature or kind, assessed in the federal or provincial jurisdictions of Argentina or elsewhere, and taxes assessed by any tax authority in Argentina or elsewhere. In the event that any such tax, charge, expense, duty and/or withholding is applicable, it shall be paid and borne solely by the Borrower.

[6]	Firma, personería y facultades certificadas por escribano público

[7]
To be completed, to FMO’s satisfaction, with the interest rate applicable on the date of execution of the Promissory Note according to Section 3.3.8 (‘Fixed Interest Rate Option’) of the Term Facility Agreement.

The Borrower hereby irrevocably waives presentment, demand, protest, dishonor and notice of any kind in connection with this Promissory Note, and waives any right to claim any impossibility of payment as a defense (including without limitation, the defenses available under Section 1198 of the Civil Code) or any impossibility of payment in Dollars of the United States of America. The Borrower hereby irrevocably agrees that this Promissory Note may be presented by the Lender at any time within the term of ten (10) years from the date of its execution.
The Borrower hereby establishes an address, for all the purposes of this Promissory Note, in [•], City of Buenos Aires, Argentina, and irrevocably submits to the non-exclusive jurisdiction of commercial courts located in the City of Buenos Aires, Argentina, or any Federal or State court located in the Borough of Manhattan, City of New York, United States of America, as the Lender may elect, for all purposes in connection with this Promissory Note. This Promissory Note shall be governed by and construed in accordance with the laws of the Republic of Argentina.
Signed for and on behalf of Banco de Galicia y Buenos Aires S.A.
                                          8
Name: [•]
Title: [•]

[8]	Signature, legal capacity and authority to be certified by a notary public.

SCHEDULE 9.
EXCLUDED ACTIVITIES
The Borrower shall not finance any activity involving:
1.	Production or activities involving forced labour[9] or child labour[10].
2.	Production or trade in any product or activity deemed illegal under host country laws or regulations or international conventions and agreements.

3.	Production or trade in11:
a.	weapons and munitions;

b.	tobacco; and

c.	hard liquor.
4.	Gambling, casinos and equivalent enterprises[12].

5.	Any business relating to pornography or prostitution.

6.	Trade in wildlife or wildlife products regulated under CITES[13].
7.	Production or use of or trade in hazardous materials such as radioactive materials[14], unbounded asbestos fibres and products containing PCBs[15].
8.	Cross-border trade in waste and waste products unless compliant to the Basel Convention and the underlying regulations.

9.	Drift net fishing in the marine environment using nets in excess of 2.5 km in length.
10.	Production, use of or trade in pharmaceuticals, pesticides/herbicides, chemicals, ozone depleting substances[16] and other hazardous substances subject to international phase-outs or bans.

[9]	Forced labour means all work or service, not voluntarily performed, that is extracted from an individual under threat of force or penalty as defined by ILO conventions.

[10]
Employees may only be taken if they are at least 14 years old, as defined in the ILO Fundamental Human Rights Conventions (Minimum Age Convention C138, Art. 2), unless local legislation specifies compulsory school attendance or the minimum age for working. In such cases the higher age shall apply.

[11]	This applies when these activities are a substantial part of a project sponsor’s primary operations.

[12]	This applies when these activities are a substantial part of a project sponsor’s primary operations.

[13]	CITES: Convention on International Trade in Endangered Species or Wild Fauna and Flora.

[14]
This does not apply to the purchase of medical equipment, quality control (measurement) equipment and any other equipment where EFP considers the radioactive source to be trivial and/or adequately shielded. Additionally, FMO will finance the mining and enrichment of uranium ores for nuclear energy and other non-military use, but will not finance the production of high enrichment (weapons grade) uranium in countries that have signed and ratified and are honouring the Treaty on the Non-Proliferation of Nuclear Weapons.

[15]	PCBs: Polychlorinated biphenyls, a group of highly toxic chemicals. PCBs are likely to be found in oil-filled electrical transformers, capacitors and switchgear dating from 1950-1985.

11.	Significant[17] conversion or degradation of Critical Habitat[18].

12.	Production and distribution of racist and anti-democratic media.

13.	Significant alteration, damage, or removal of any critical cultural heritage[19].

14.	Relocation of Indigenous Peoples[20] from traditional or customary lands.

[16]
Ozone Depleting Substances: Chemical compounds, which react with and delete stratospheric ozone, resulting in “holes in the ozone layer”. The Montreal Protocol lists ODs and their target reduction and phase-out dates.

[17]
Significant conversion or degradation means the (1) elimination or severe diminution of the integrity of a habitat caused by a major, long-term change in land or water use; or (2) modification of a habitat that substantially reduces the habitat’s ability to maintain viable population of its native species.

[18]
Critical habitat is a subset of both natural and modified habitat that deserves particular attention. Critical habitat includes areas with high biodiversity value that meet the criteria of the World Conservation Union (IUCN) classification, including habitat required for the survival of critically endangered or endangered species as defined by the IUCN Red List of Threatened Species or as defined in any national legislation; areas having special significance for endemic or restricted-range species; sites that are critical for the survival of migratory species; areas supporting globally significant concentrations or numbers of individuals of congregatory species; areas with unique assemblages of species or which are associated with key evolutionary processes or provide key ecosystem services; and areas having biodiversity of significant social, economic or cultural importance to local communities. Primary Forest or forests of High Conservation Value shall be considered Critical Habitats.

[19]
Critical cultural heritage consists of (i) the internationally recognized heritage of communities who use, or have used within living memory the cultural heritage for long-standing cultural purposes; and (ii) legally protected cultural heritage areas, including those proposed by host governments for such designation.

[20]	The term “Indigenous Peoples” is used in a generic sense to refer to a distinct social and cultural group possessing the following characteristics in varying degrees:
(i)	self-identification as members of a distinct indigenous cultural group and recognition of this identity by others;

(ii)	collective attachment to geographically distinct habitats or ancestral territories in the project area and to the natural resources in these habitats and territories;

(iii)	customary cultural, economic, social, or political institutions that are separate from those of the dominant society or culture; and

(iv)	an indigenous language, often different from the official language of the country or region.

SCHEDULE 10.
FORM OF ELIGIBLE SUB-LOAN REPORT
[BORROWER’S LETTERHEAD]
[insert date]
Nederlandse Financierings-Maatschappij voor Ontwikkelingslanden N.V.
Anna van Saksenlaan 71
2593 HW The Hague, The Netherlands

Attention	:	Financial Institutions, Latin America & Caribbean Department

Re	:	Eligible Sub-loan Report
Dear Sirs:
1.
Reference is made to the Term Facility Agreement dated as of December 17, 2010 (the “Agreement”) between Banco de Galicia y Buenos Aires S.A. (the “Borrower”) and Nederlandse Financierings-Maatschappij voor Ontwikkelingslanden N.V. (“FMO”). Capitalized terms used but not defined herein have the meanings assigned to them in the Agreement.

		Outstanding				Outstanding
	Initial	Principal				Principal
	Eligible	Amount prior	Scheduled	Scheduled		Amount as of									Description
	Sub-loan	to Payment	Principal	Principal	Principal	Payment	Interest	Interest	Interest			BCRA			of Use of	Collateral
	Amount	Date	Due	Paid	Prepayment	Date	Due	Paid	Rate*	Maturity	Industry	Rating	Assets**	Sales**	Proceeds	***
Sub-borrower/ borrower of pledged loan 1
Sub-borrower/ borrower of pledged loan 2

		Outstanding				Outstanding
	Initial	Principal				Principal
	Eligible	Amount prior	Scheduled	Scheduled		Amount as of									Description
	Sub-loan	to Payment	Principal	Principal	Principal	Payment	Interest	Interest	Interest			BCRA			of Use of	Collateral
	Amount	Date	Due	Paid	Prepayment	Date	Due	Paid	Rate*	Maturity	Industry	Rating	Assets**	Sales**	Proceeds	***
Sub-borrower/ borrower of pledged loan 3
Sub-borrower/ borrower of pledged loan 4

*	Specify if fixed or floating

**	USD equivalent as of latest date available (within 3 months prior to disbursement request date)

***	Detailed description of the collateral, including latest valuation, latest valuation date, and valuation method used.
Yours faithfully,
BANCO DE GALICIA Y BUENOS AIRES S.A.

By:		By:
	Name:		Name:
	Title*:		Title*:

*	To be signed by an Authorized Representative of the Borrower.

*	To be signed by an Authorized Representative of the Borrower.

SCHEDULE 11
METHODOLOGY FOR CALCULATION OF CAPITAL ADEQUACY RATIO
PART 1: CALCULATION OF RISK-BASED ASSETS

	Book Value	Credit Risk
	of On-	Equivalent of			Risk
	Balance	Off-Balance		Risk	Weighted
	Sheet Items	Sheet Items	Total	Weight	Value
I. Asset Class	(A)	(B)	(A)+(B)=(C)	(D)	(C)x(D)=(E)
(a) Cash				0%
(b) Claims on central governments and central banks denominated in national currency and funded in that currency.				0%
(c) Other claims on Organization for Economic Cooperation and Development (OECD) central governments and central banks.				0%
(d) Claims collateralized by cash of OECD central government securities or guaranteed by OECD central government.				0%
(e) Claims on domestic public-sector entities, excluding central government, and loans guaranteed by such entities.				50%
(f) Claims on multilateral development banks (e.g. IBRD, IDB, etc.) and claims guaranteed by, or collateralized by securities issued by such banks.				20%
(g) Claims on banks incorporated in OECD and loans guaranteed by OECD Incorporated banks.				20%
(h) Claims on banks incorporated in countries outside the OECD with a residual maturity of up to one year and loans with a residual maturity of up to one year guaranteed by banks incorporated in countries outside the OECD.				20%
(i) Claims on non-domestic OECD public-sector entities, excluding central government, and loans guaranteed by such entities.				20%
(j) Cash items in process of collection.				0%
(k) Loans fully secured by mortgage on residential property that is or will be occupied by the borrower or that is rented.				50%

	Book Value	Equivalent of			Risk
	of Balance	Off-Balance		Risk	Weighted
	Sheet Items	Sheet Items	Total	Weight	Value
I. Asset Class	(A)	(B)	(A)+(B)=(C)	(D)	(C)x(D)=(E)
(l) Claims on private sector.				100%
(m) Claims on banks incorporated outside the OECD with a residual maturity of over one year.				100%
(n) Claims on central governments outside OECD (unless denominated in national currency — and funded in that currency - see above).				100%
(o) Claims on commercial companies owned by the public sector.				100%
(p) Premises, plant and equipment and other fixed assets.				100%
(q) Real estate and other investments (including non-consolidated investment participations in other companies).				100%
(r) Capital instruments issued by other banks (unless deducted from capital).				100%
(s) Deferred tax assets				100%
(t) All other assets (unless deducted from capital).				100%
Deduct:
(u) Claims secured by shares of the Borrower, or used to purchase shares of the Borrower.
(v) Deferred tax assets in excess of 10% of Gross Tier 1 Capital (see Part 2)
(w) Risk Weighted Assets

PART 2: CREDIT CONVERSION FACTORS FOR OFF-BALANCE SHEET ITEMS

Credit Conversion
Instruments	Factors
1. Direct substitutes, e.g. general guarantees of indebtedness (including standby letters of credit serving as financial guarantees for loans and securities) and acceptances (including endorsements with the character of acceptances).	100%
2. Certain transaction-related contingent items (e.g. performances bonds, bid bonds, warranties and standby letters of credit related to particular transactions).	50%
3. Short-term self-liquidating trade-related contingencies (such as documentary credits collateralized by the underlying shipments).	20%
4. Sale and repurchase agreements and asset sales with recourse, where the credit risk remains with the Borrower.	100%
5. Forward asset purchases, forward deposits and party-paid shares and securities, which represent commitments with certain drawdown.	100%
6. Note issuance facilities and revolving underwriting facilities.	50%
7. Other commitments (e.g. formal standby facilities and credit lines) with an original maturity over one year.	50%
8. Similar commitments with an original maturity of up to one year, or which can be unconditionally canceled at any time.	0%